UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Section 240.14a-12

TESSERA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of the Stockholders of Tessera Technologies, Inc. that will be held on Tuesday, May 19, 2009 at 2:30 p.m. Pacific Daylight Time, at the Company’s principal executive offices at 3025 Orchard Parkway, San Jose, CA 95134.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, we hope you will vote as soon as possible to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, FOLLOW THE INSTRUCTIONS ON THE PROXY TO VOTE BY TELEPHONE OR INTERNET, OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company’s 2008 Annual Report is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Henry R. Nothhaft Vice Chairman, President and Chief Executive Officer

San Jose, California

April [    ], 2009

TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2009

The Annual Meeting of Stockholders of Tessera Technologies, Inc. will be held on Tuesday, May 19, 2009 at 2:30 p.m. Pacific Daylight Time, at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, for the following purposes:

1.	To elect eight members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To approve a one-time stock option exchange program;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 30, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy via the Internet, by telephone or by signing and dating the enclosed proxy as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors

TESSERA TECHNOLOGIES, INC.

BERNARD J. CASSIDY Secretary

San Jose, California

April [    ], 2009

TESSERA TECHNOLOGIES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 19, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies in the form enclosed for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of Tessera Technologies, Inc. (the “Company”), a Delaware corporation, to be held at 2:30 p.m. Pacific Daylight Time on Tuesday, May 19, 2009 and at any adjournments or postponements thereof for the following purposes:

•	To elect eight members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

•	To approve a one-time stock option exchange program;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2009; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134. This proxy statement and accompanying form of proxy will be mailed to stockholders on or about April 20, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2009

This proxy statement and the Company’s 2008 Annual Report are available electronically at http://www.proxyvote.com.

Solicitation

This solicitation is made on behalf of our Board of Directors. We will bear the costs of preparing and mailing this proxy statement and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders. In addition, the Company has retained Georgeson Inc. to assist in the solicitation for a fee of $7,500 plus customary expenses.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on March 30, 2009 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on March 30, 2009, there were 48,597,662 shares of common stock issued and outstanding, which were held by approximately 38 holders of record.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint election inspectors for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

Directors will be elected by a plurality of votes cast that are present in person or represented by proxy. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors. Proposal 2 to approve a one-time option exchange program requires the affirmative vote of a majority of the total shares as to which votes are cast on the proposal. The remaining proposal requires the affirmative vote of a majority of votes present in person or by proxy at the Annual Meeting. Abstentions have the same effect as negative votes on proposals other than the election of directors. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

We request that you vote your shares by proxy via the Internet, by telephone or by marking the accompanying proxy card to indicate your votes, signing and dating it, and returning it to the Company in the enclosed envelope. If your completed proxy card is received prior to or at the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s nominees as directors; (2) the approval of a one time option exchange program; (3) the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for the fiscal year ending December 31, 2009; and (4) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on Monday, May 18, 2009. If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Bernard J. Cassidy, Secretary, Tessera Technologies, Inc., at the address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2010 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December [    ], 2009 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than January 19, 2010 and no later than February 18, 2010. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board of Directors is currently comprised of eight members. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. Our Amended and Restated Bylaws, as amended to date, authorize eight members of the Board of Directors. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the eight nominees designated below to serve until the 2010 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. All of the nominees are current directors. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The Board of Directors has nominated the eight individuals below for election as directors.

Director Nominees

The following table sets forth certain information concerning the nominees for directors of the Company as of April 3, 2009.

Name	Age	Director Since	Position with the Company
Robert J. Boehlke	67	2004	Director
Nicholas E. Brathwaite	50	2008	Director
John B. Goodrich	67	2001	Director
Al S. Joseph, Ph.D.	76	2001	Director
Bruce M. McWilliams, Ph.D.	52	1999	Chairman of the Board, Former President and Chief Executive Officer, and Former Chief Strategy Officer
David C. Nagel, Ph.D.	63	2005	Director
Henry R. Nothhaft	65	2004	Vice Chairman of the Board, President and Chief Executive Officer
Robert A. Young, Ph.D.	66	1991	Director

Robert J. Boehlke has served as a member of our Board of Directors since December 2004. Mr. Boehlke currently serves on the board of directors of MEMC Electronic Materials, Inc., a semiconductor wafer manufacturing company. He was the Executive Vice President and Chief Financial Officer for KLA-Tencor, a semiconductor equipment manufacturer, prior to his retirement in 2000. During his 17-year tenure with KLA-Tencor, Mr. Boehlke held a variety of management positions including Chief Operating Officer and Chief Financial Officer. Prior to joining KLA-Tencor, Boehlke was an investment banking partner at Kidder, Peabody & Company, Inc. He received a B.S. in engineering from the U.S. Military Academy at West Point and an M.B.A. with distinction from Harvard University.

Nicholas E. Brathwaite has served as a member of our Board of Directors since February 2008. Mr. Brathwaite is a partner of Riverwood Capital LLC, a venture capital firm he co-founded in January 2008. Mr. Brathwaite was the Chief Technology Officer of Flextronics International Ltd., an electronic manufacturing services company, from 2000 to December 2007. In 1995, Flextronics International Ltd. acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of Vice President and General Manager of Operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test, and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing. He is also a member of the board of directors of Photon Dynamics, Inc., a yield management solutions company for the flat panel display market, and Power Integrations, Inc., a supplier of high-voltage analog integrated circuits for use in AC to DC power conversion. He received a B.S. in Applied Chemistry, an M.S. in Polymer Engineering, a BSc (Hons) from McMaster University Canada and an MSc from the University of Waterloo, Canada.

John B. Goodrich has served as a member of our Board of Directors since August 2001. Mr. Goodrich is a former member of the law firm of Wilson Sonsini Goodrich & Rosati where he practiced corporate law for 30 years until retiring in January 2002. Wilson Sonsini Goodrich & Rosati formerly served as our outside counsel. Mr. Goodrich owns and manages Checkerboard Cattle Company, a privately held cow-calf operating company. Mr. Goodrich presently serves on the boards of Trimble Navigation Limited, an advanced positioning systems company, and The Fogarty Institute for Innovation. Mr. Goodrich received a B.A. from Stanford University, a J.D. from the University of Southern California and an L.L.M. in taxation from New York University.

Al S. Joseph, Ph.D. has served as a member of our Board of Directors since August 2001 and until April 3, 2009 was a part-time employee, serving as an Executive Vice President. He is an industry consultant and served as Chairman of the Board of Isothermal Systems Research, Inc., an advanced thermal management technology company, from 1998 through 2005. Dr. Joseph founded Vitesse Semiconductor Corporation, Enhanced Energy Systems, Unitive Electronics, Inc., and Quad Design Ltd. He has worked in the semiconductor industry for more than 40 years, 15 of which he spent focused specifically in the semiconductor packaging industry. Dr. Joseph has published 32 papers, was a fellow of the American Institute of Physics, was also a winner of the Chairman Award and National CIT Award and has served on several government committees. Dr. Joseph holds a Ph.D. in physics from Case Western University.

Bruce M. McWilliams, Ph.D. has served as a member of our Board of Directors since June 1999. He became Chairman of the Board in February 2002. From August 2008 until April 3, 2009 he served as our Chief Strategy Officer, and from June 1999 to July 2008, he served as our President and Chief Executive Officer. From November 1997 to January 1999, he was President and Chief Executive Officer of S-Vision Inc., a silicon chip-based display company which he co-founded. From January 1995 to November 1996, Dr. McWilliams served as Senior Vice President at Flextronics International Ltd., an electronic manufacturing services company. From February 1989 to January 1995, he served as President of nChip Inc., a multi-chip module packaging company which he co-founded and which was acquired by Flextronics in 1995. In 2005, he was awarded Ernst & Young’s Northern California Entrepreneur of the Year® award. Dr. McWilliams received a B.S., a M.S. and a Ph.D. in physics from Carnegie Mellon University.

David C. Nagel, Ph.D. has served as a member of our Board of Directors since May 2005. Dr. Nagel was most recently President and Chief Executive Officer of PalmSource, Inc., a company that provides operating system software platforms for mobile information devices, since August 2001. From April 1996 through August 2001, he served as Chief Technology Officer of AT&T Corp., a communications services company, as well as President of AT&T Labs from August 1997 to August 2001 and Chief Technology Officer of Concert, a joint venture between AT&T and British Telecom, from June 1999 to August 2001. From 1988 to April 1996, Dr. Nagel held various positions at Apple Computer, a personal computing device manufacturer, including Senior Vice President, Research and Development. Prior to joining Apple, he was head of human factors research at Ames Research Center. Dr. Nagel is a director of Leapfrog, Inc., and Openwave Systems, Inc. Dr. Nagel received a B.S. and a M.S. in engineering and a Ph.D. in perception and mathematical psychology from the University of California, Los Angeles.

Henry R. Nothhaft has served as President and Chief Executive Officer since August 2008, Vice Chairman since April 2008 and a member of our Board of Directors since May 2004. He served as Chief Executive Officer and Chairman of the Board of Danger Inc., a software company for wireless service providers from October 2002 to April 2008 when it was sold to Microsoft Corporation, Inc. From May 2001 to October 2002, he served as President and Chief Executive Officer of Endforce, an IP software company, where he remained non-executive

Chairman of the Board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in Enterprise Virtual Private Networks, high-speed access and electronic commerce enabled web hosting, as President and Chief Executive Officer in 1995, and became Chairman of the Board in 1998. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as Vice Chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was President and Chief Executive Officer of David Systems, a data networking equipment firm. From 1983 to 1989, he held various executive positions and served on the board of directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was Vice President of Marketing and Sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction with a major in Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps.

Robert A. Young, Ph.D. has served as a member of our Board of Directors since 1991 and served as Chairman of the Board from 1996 to 2002. Since May 2003, Dr. Young has served as a Managing Director of Mirador Capital LLC, a private equity firm investing in venture capital companies. From August 1998 to February 2001, Dr. Young served as Chief Executive Officer of Curl Corporation, an Internet infrastructure software company. From 1986 to 1997, Dr. Young was a Managing Director at Dillon, Read & Co., Inc., an investment bank. He was the Managing Partner of Dillon Read’s venture capital funds from 1989 to 1994 and subsequently was head of Technology Banking in corporate finance. Prior to Dillon Read, he held a number of management and executive positions in sales, marketing, development and general management at IBM Corporation. His last position at IBM Corporation was as President, IBM Instruments, Inc. Dr. Young presently serves on the board of directors of several private information technology companies. He received a B.S. with honors in chemistry from the University of Delaware and a Ph.D. in physical chemistry from the Massachusetts Institute of Technology.

All directors hold office until our next annual meeting of the stockholders and until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

Board of Directors and Committees of the Board

During 2008, the Board of Directors held a total of twelve meetings. All directors attended at least 90% of the total number of Board meetings and meetings of Board committees on which the director served during the time he served on the Board or committees.

The Board of Directors has determined each of the following directors is an “independent director” as such term is defined in NASDAQ Marketplace Rule 4200(a)(15): Messrs. Boehlke, Brathwaite and Goodrich and Drs. Nagel and Young. Mr. Nothhaft began to serve as an executive officer and employee of the Company beginning on April 25, 2008, and ceased to be considered an “independent director” under NASDAQ Marketplace Rule 4200(a)(15) at that time.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. Each of our Audit Committee, Compensation Committee and Nominating Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Robert A. Young, a member of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating Committee and

Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.tessera.com. The Board of Directors from time to time constitutes such other committees, including a Strategic Planning Committee, as it deems appropriate to further the purposes of the Board.

Audit Committee. The Audit Committee reviews the work of our internal accounting and audit processes and the Independent Registered Public Accounting Firm. The Audit Committee has sole authority for the appointment, compensation and oversight of our Independent Registered Public Accounting Firm and to approve any significant non-audit relationship with the Independent Registered Public Accounting Firm. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. During 2008, the Audit Committee was comprised of Dr. Young (Chair), Mr. Boehlke and Mr. Goodrich. Upon the adjournment of the 2009 Annual Meeting, the Audit Committee will continue to be comprised of Dr. Young (Chair), Mr. Boehlke and Mr. Goodrich. During 2008, the Audit Committee held ten meetings.

Compensation Committee. The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. During 2008, prior to our 2008 Annual Meeting, the Compensation Committee was comprised of Mr. Boehlke (Chair), Dr. Nagel and Mr. Nothhaft. Mr. Nothhaft resigned from the Compensation Committee and Mr. Brathwaite was appointed to the Compensation Committee on March 28, 2008. Following our 2008 Annual Meeting, the Compensation Committee was comprised of Mr. Boehlke (Chair), Dr. Nagel and Mr. Brathwaite. Upon the adjournment of the 2009 Annual Meeting, the Compensation Committee will continue to be comprised of Mr. Boehlke (Chair), Dr. Nagel and Mr. Brathwaite. During 2008, the Compensation Committee held eight meetings.

Nominating Committee. The Nominating Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. During 2008, prior to our 2008 Annual Meeting, the Nominating Committee was comprised of Mr. Nothhaft (Chair), Mr. Goodrich and Drs. Nagel and Young. Mr. Nothhaft resigned from the Nominating Committee on March 28, 2008, and Dr. Nagel was appointed to the Chair of the Committee. Following our 2008 Annual Meeting, the Nominating Committee was comprised of Dr. Nagel (Chair), Mr. Goodrich and Dr. Young. Upon the adjournment of the 2009 Annual Meeting, the Nominating Committee will continue to be comprised of Dr. Nagel (Chair), Mr. Goodrich and Dr. Young. During 2008, the Nominating Committee held three meetings.

Lead Independent Director. Mr. Goodrich served as our Lead Independent Director from March 2008 to August 2008 when Mr. Nothhaft was appointed President and Chief Executive Officer, thus separating the role of Chairman and Chief Executive Officer. Mr. Nothhaft served as our Lead Independent Director from May 2006 to March 2008.

Director Nominations

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating Committee may consider the following criteria in recommending candidates for election to the board:

•	experience in corporate governance, such as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of another publicly held company; and

•	technical expertise in an area of the Company’s operations.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating Committee will review each potential candidate. Management may assist the Nominating Committee in the review process at the Nominating Committee’s direction. The Nominating Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in our Nominating Committee Charter, a copy of which is available on our website at http://ww.tessera.com. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating Committee member.

Each of the nominees for election as director at the 2009 Annual Meeting is recommended by the Nominating Committee and each nominee is presently a director and stands for re-election by the stockholders. From time to time, the Company pays fees to third party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2009 Annual Meeting.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th days prior to and not later than the 90th days prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors, the Lead Independent Director, or any other member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Attendance at Annual Meetings

Directors are encouraged to attend in person the Annual Meeting of Stockholders. All members of the Board of Directors, except for Dr. Joseph, attended our 2008 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2008, each of Messrs. Boehlke, Brathwaite and Nothhaft and Dr. Nagel served as members of the Compensation Committee. None of such Compensation Committee members has ever been an officer or employee of Tessera or any of its subsidiaries during their appointment. Mr. Nothhaft resigned from the Compensation Committee on March 28, 2008, prior to becoming an employee of the Company, and was replaced by Mr. Brathwaite. In addition, during the fiscal year ended December 31, 2008, no member of our Board of Directors or of our Compensation Committee, and none of our executive officers, served as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

Director Compensation

Our directors do not receive Board meeting fees. Each of our non-employee directors receives a $35,000 annual cash retainer. Each of our non-employee directors serving on a Board committee (but who is not the chair of the committee) receives an additional annual cash retainer as follows: $10,000 for Audit Committee members, $5,000 for Compensation Committee members, $4,000 for Nominating Committee members and $5,000 for Strategic Planning Committee members. The chairman of our Audit Committee receives an additional $22,500 annual cash retainer, the chairman of our Compensation Committee receives an additional $11,000 annual cash retainer and the chairman of our Nominating Committee receives an additional $8,000 annual cash retainer. In addition, our Lead Independent Director receives an additional $15,000 annual cash retainer. We also reimburse our non-employee directors for their travel expenses. Members of the Board who are also our employees do not receive any compensation as directors.

Each of our non-employee directors receives restricted stock and options to purchase shares of our common stock on the terms and conditions set forth in our Fourth Amended and Restated 2003 Equity Incentive Plan, or the 2003 Equity Plan. Any non-employee director who is elected or appointed to the Board of Directors following the effective date of the 2003 Equity Plan receives a restricted stock award of 10,000 shares on the date of his or her initial election or appointment to the Board of Directors. In addition, a non-employee director receives a combination of options and/or restricted stock awards on the date of each annual meeting of our stockholders following the director’s initial election or appointment to the Board of Directors, as follows:

•

The number of shares of common stock in the restricted stock award is determined by dividing (1) a dollar value to be paid in the form of restricted stock grants (“Restricted Stock Amount”) by (2) the fair market value per share of our common stock on the date of grant.

•

The number of shares that may be purchased pursuant to the option award is determined by dividing (1) a dollar amount to be paid in the form of option grants (“Option Amount”) by (2) (A) the fair market value per share of our common stock on the date of grant divided by (B) two (2).

•

The total of the Restricted Stock Amount plus the Option Amount received by each non-employee director at each annual meeting of stockholders will equal $150,000. The Compensation Committee will determine this allocation between restricted stock and options annually. It is expected that the entire 2009 annual grant to the non-employee directors will be paid in the form of options.

Initial restricted stock awards vest over a period of four years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter. Annual option grants vest in equal monthly installments over a period of one year. Annual restricted stock awards vest in equal quarterly installments over a period of one year. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director may be exercisable after the termination of the director’s services as described in the option agreement, generally ending three months after such termination.

The table below sets forth the compensation paid to each non-employee member of our Board of Directors during the fiscal year ended December 31, 2008. Drs. McWilliams and Joseph did not receive any compensation for service as directors beyond their regular compensation as employees of Tessera. Mr. Nothhaft became an employee of Tessera on April 25, 2008 and, as such, did not receive any compensation for service as a director beyond his regular compensation as an employee of Tessera subsequent to this date.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Robert J. Boehlke	66,000	188,436	76,644	331,080
Nicholas E. Brathwaite	38,928	87,173	—	126,101
John B. Goodrich	59,788	97,327	79,208	236,323
David C. Nagel, Ph.D.	55,000	97,327	117,195	269,522
Henry R. Nothhaft (3)	20,638	—	—	20,638
Robert A. Young, Ph.D.	76,500	97,327	79,208	253,035

(1)

The amount reflected in this column represents the compensation expense recognized for financial statement purposes for the year ended December 31, 2008 associated with restricted stock awards granted to our non-employee directors in 2008 and prior years, measured in accordance with FAS 123(R), excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. In 2008, awards of restricted stock granted to non-employee directors under the 2003 Equity Plan were: Messrs. Boehlke and Goodrich and Drs. Nagel and Young: 3,797 shares with a grant date fair value of $74,991; Mr. Brathwaite: 10,000 shares with a grant date fair value of $388,300. The aggregate number of restricted stock awards outstanding for each non-employee director at December 31, 2008 was: Mr. Brathwaite: 10,000; Messrs. Boehlke and Goodrich and Drs. Nagel and Young: 1,898. For the methodology of how the SFAS 123R amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009.

(2)	The amount reflected in this column represents the compensation expense recognized for financial statement purposes for the year ended December 31, 2008 associated with the stock options granted to our non-employee directors in 2008 and prior years, measured in accordance with FAS 123(R), excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. In 2008, each non-employee director, other than Mr. Brathwaite, was granted an option under the 2003 Equity Plan to purchase 7,594 shares with a grant date fair value of $72,371. The aggregate number of shares subject to stock options outstanding for each non-employee director at December 31, 2008 was: Mr. Boehlke: 23,594; Mr. Goodrich: 29,846; Dr. Nagel: 53,594; Dr. Young: 33,594. The assumptions used to calculate the value of option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009.
(3)	Mr. Nothhaft became an employee of the Company on April 25, 2008 and began serving as our Vice Chairman. Amounts reported above reflect only fees earned while serving as a non-employee director. See the Summary Compensation Table under Compensation of Executive Officers section below for all compensation, except for director fees, earned by Mr. Nothhaft during the year ended December 31, 2008.

Required Vote

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and entitled to vote, shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed above.

PROPOSAL 2

APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

We are asking you to approve a one-time stock option exchange program. If implemented, this one-time stock option exchange program, or option exchange, would allow us to cancel certain stock options currently held by some of our employees, referred to herein as eligible participants, in exchange for the grant of a lesser amount of stock options with lower exercise prices to be granted under the Tessera Technologies, Inc. Fourth Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”).

Our Board of Directors, upon recommendation by our Compensation Committee, authorized the stock option exchange program on March 11, 2009, subject to stockholder approval. The option exchange will be designed so that the fair value of the replacement stock options to be granted will be approximately equal to the fair value of the stock options that are surrendered. To ensure that only those stock options that are significantly “underwater” (i.e., those options with an exercise price that is significantly greater than our current trading price) may be exchanged, only stock options with a per share exercise price of at least $26.08 or, if higher, the highest per share trading price of our common stock for the 52-week period preceding the option exchange, will be eligible for the option exchange. Our executive officers and members of our Board will be excluded from participating in the option exchange. In addition, options granted within the 12-month period immediately prior to the commencement of the option exchange and options with a remaining term of less than 12 months immediately following the completion of the option exchange will not be eligible for exchange.

We believe this option exchange program, as designed, is in the best interest of our stockholders and our company and positions us well for the future in these uncertain economic times. If approved by stockholders, we believe the option exchange would enable us to:

•	Motivate and engage the eligible participants to continue to build stockholder value;

•	Reduce our overhang by reducing the number of outstanding stock options; and

•	Recapture value from the compensation expense that we record with respect to certain eligible options.

In designing our option exchange, we have taken into account our stockholders’ interests through a focus on the following exchange principles:

•

Executive officers and members of our Board will be excluded from participating in the option exchange. All other eligible participants holding eligible grants of stock options will generally be eligible to participate.

•

Only stock options with a per share exercise price of at least $26.08 or, if higher, the highest per share trading price of our common stock for the 52-week period preceding the option exchange, will be eligible to be exchanged. Stock options granted within the 12-month period immediately prior to the commencement of the exchange and options that will expire within the 12-month period immediately following the completion of the exchange will not be eligible.

•	The exchange ratios will be determined so that the fair value of the replacement options will be approximately equal to the fair value of the surrendered options.

•

None of the replacement options will be vested on the date of grant. The replacement options will vest over three years, with one third of the total number of shares subject to the replacement stock option grant vesting on the first anniversary of the date of the replacement grant and the remaining shares vesting in equal monthly installments over the following two year period.

Stockholder approval of the option exchange is required under the NASDAQ listing rules and the terms of our equity incentive plans. If our stockholders do not approve this proposal, the option exchange will not take place.

If our stockholders approve this proposal, and our Board, Compensation Committee or executive officers determines to implement the option exchange, the option exchange would be scheduled to commence on or about May 20, 2009. However, our Board, Compensation Committee or executive officers may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within 12 months of the date of the Annual Meeting of Stockholders.

Stockholder approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting of Stockholders. A “majority of votes cast” means that the number of votes “FOR” the approval of the option exchange must exceed the number of votes “AGAINST” the approval of the option exchange. Abstentions will have the same effect as votes against the proposal for this purpose.

OVERVIEW

Like many companies, we have experienced a significant decline in our stock price over the last year, during which the current global financial and economic crisis occurred. Although we continue aggressively to manage our business to maximize our financial performance, our stock price remains at a relatively low level compared to its historical price. As a result, a considerable number of eligible participants hold stock options with exercise prices significantly above both the recent trading prices of our common stock and the average market price of our stock over the prior 12 months. The market for key talent remains extremely competitive, notwithstanding the current economic turmoil.

Because of the continued challenging economic environment, we believe these underwater stock options are no longer effective as incentives to retain and motivate our key contributors. We believe that many optionees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to:

•

Motivate eligible participants to continue to build stockholder value and achieve future stock price growth by exchanging underwater stock options for replacement options with exercise prices equal to the market price of our common stock on the date of the closing of the option exchange and with new extended vesting periods. As of March 16, 2009, approximately 96% of stock options held by equity plan participants were underwater and 40% have a per share exercise price equal to or greater than $26.08. We believe that the option exchange would aid both motivation and retention of those eligible participants participating in the option exchange, while better aligning the interests of equity plan participants with the interests of our stockholders.

•

Reduce our total number of outstanding stock options, or overhang, since a smaller number of replacement options will be granted for the surrendered stock options. The number of underwater stock options that would be eligible for the option exchange is approximately 1.7 million. Because we will be exchanging a smaller number of replacement options for those options surrendered, our overhang and the potential dilution of stockholders’ interests provided by these awards will decrease. We believe that after the option exchange, the overhang provided by our equity awards, including the newly granted stock options, would represent an appropriate balance between the objectives of our equity incentive plans and our stockholders’ interest in minimizing overhang and potential dilution.

•

Recapture value from the compensation expense that we record with respect to certain eligible options. If this proposal is not approved by our stockholders, we will continue to be obligated to recognize approximately $8.3 million of additional stock-based compensation expense with respect to eligible options over the remaining estimated life of the original awards, even if the stock options are never exercised. Because we will be replacing surrendered stock options with stock options that have substantially the same fair value as the surrendered stock options, we believe that we can provide an incentive to retain and motivate eligible participants without materially increasing the compensation expense (other than increases in compensation expense that may result from changes in our stock price after the exchange ratios have been set but before the exchange actually occurs). If our stock price does not fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the option exchange, we would expect to recognize a non-cash accounting charge of approximately $8.3 million, the same amount we would charge if the option exchange were not approved, over the expected life of the replacement options.

Historically we have granted options at varying times and having a broad range of exercise prices. Please see “Compensation Discussion and Analysis—Long-Term Equity Incentives.” For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the 2003 Plan, the Equity Incentive Plan for New Israeli Employees (the “Israeli Plan”), the 1999 Stock Plan (the “1999 Plan”), the Amended and Restated 1996 Stock Plan (the “1996 Stock Plan”), and the 1991 Stock Option Plan (the “1991 Plan,” and together with the 2003 Plan, the 1999 Plan and the 1996 Plan, the “Equity Plans”) and shares of common stock available for future grants under the Equity Plans as of March 16, 2009:

Shares available for future grant under existing equity plans	3,226,676
Shares issuable pursuant to outstanding stock options	6,766,724
Weighted average exercise price of all outstanding stock options	$24.24
Weighted average remaining term of all outstanding stock options	7.73 years
Shares issuable pursuant to all outstanding equity awards (1)	7,561,877

(1)	Includes restricted stock and restricted stock unit awards.

The table below reflects information as of March 16, 2009 on the options that would be eligible for the option exchange.

Exercise Prices of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Option (Years)
$26.08 to $30.60	318,056	$28.27	7.04
$31.51 to $34.78	337,075	$33.91	6.71
$36.02 to $43.76	1,070,770	$38.39	8.24

Total Number of Shares Underlying Eligible Options	1,725,901	$36.65	7.79

If our stockholders do not approve the option exchange, eligible options will remain outstanding in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though these options may have little or no retentive or incentive value.

Summary of Material Terms

The option exchange, if approved by our stockholders, would provide for the following:

•

The option exchange will be open to all eligible participants (except where we determine that it is infeasible or impractical to offer the option exchange under local regulations as described below) who are employed by us or one of our wholly-owned subsidiaries as of the commencement of the option exchange and remain employed by us or one of our wholly-owned subsidiaries through the completion date of the option exchange. Eligible participants will not be permitted to elect which of their eligible options they wish to exchange for replacement options on a grant-by-grant basis. Instead, eligible participants will be required to surrender all of their eligible options if they elect to participate in the option exchange.

•	Our executive officers and members of our Board will not be eligible to participate in the option exchange.

•

Stock options that have a per share exercise price less than $26.08 or, if higher, the highest per share trading price of our common stock for the 52-week period preceding the option exchange, will not be eligible for exchange.

•	Stock options granted within the 12-month period immediately prior to the commencement date of the option exchange will not be eligible for exchange.

•

Stock options which have a remaining term of less than 12 months immediately following the completion of the option exchange (based on their terms as of their original grant date) will not be eligible for exchange.

•

The exchange ratios used to determine the number of replacement options to be granted in exchange for the eligible options surrendered will be determined in a manner intended to result in the grant of replacement options that have a fair value approximately equal to the fair value of the eligible options for which they are exchanged. The exchange ratios will be established shortly before the commencement of the option exchange and will depend on the then-current fair value of the eligible option (calculated using the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and market-based implied volatility from traded options on our common stock), the fair market value of our common stock and the original exercise price of the eligible option. The option exchange will not be a one-for-one exchange. Instead, participants will receive a smaller number of stock options than the number of shares that are covered by the surrendered eligible options.

•

None of the replacement stock options granted in exchange for eligible options will be vested on the date of grant. The replacement stock options will vest, subject to the participant’s continued service, over three years, with one third of the total number of shares subject to the replacement stock option grant vesting on the first anniversary of the date of the replacement grant and the remaining shares vesting in equal monthly installments over the following two year period. Additional details regarding the vesting of the replacement options is provided under the heading “Details of the Stock Option Exchange Program—Terms and Conditions of Replacement Options—Vesting of Replacement Options” below.

•

In certain limited cases, instead of granting replacement stock options, the Board, Compensation Committee or our executive officers may determine that a small cash payment will be made or a lesser number of replacement options will be granted in exchange for surrendered eligible options. In these limited cases, the cash provided or the replacement options granted will have a fair value intended to equal approximately the fair value of the surrendered options.

•

The option exchange would be scheduled to begin on or about May 20, 2009. Our Board, Compensation Committee or executive officers may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within 12 months of the date of stockholder approval. If the option exchange does not commence within 12 months of stockholder approval, we would consider any future option exchange or similar program to require new stockholder approval before it can be implemented.

Although the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our Board, Compensation Committee and executive officers may, in their sole discretion, change the terms of the option exchange to take into account a change in circumstances, as described below, and may determine not to implement the option exchange even if stockholder approval of the option exchange is obtained.

Reasons for the Option Exchange

We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based. This broad-based equity program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent in technology-related fields.

Due to the significant decline of our stock price during the last year, many of our key contributors now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on March 16, 2009 was $12.08, whereas the weighted average exercise price of all outstanding options held by equity plan participants was $24.24. As of March 16, 2009, approximately 96% of outstanding stock options held by equity plan participants were underwater and 40% have per share exercise prices of $26.08 or higher. Although we continue to believe that equity awards are an important component of our total incentive benefits and provide us with a competitive advantage, we also believe that many of the eligible participants view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. The market for key talent remains competitive notwithstanding the current economic turmoil. As a result, for many eligible participants, we believe that these underwater options are ineffective at providing the incentives that our Board and Compensation Committee believe are necessary to motivate, incentivize and retain our key contributors.

Alternatives Considered

When considering how best to continue to provide incentives to and reward equity plan participants who hold options that are significantly underwater, we considered the following alternatives:

•

Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang and would not align the interests of the eligible participants with those of our stockholders.

•

Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award, such as restricted stock or restricted stock awards. However, these additional grants would substantially increase our overhang and our stock-based compensation expense in addition to diluting the interests of our stockholders.

•

Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program where options are generally exchanged for cash would reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value. However, in certain limited cases where we have determined that offering replacement options would provide minimal retentive value, would be overly burdensome to administer or would not provide a meaningful benefit to holders of eligible options, we may provide for a cash payment in exchange for their surrendered options.

•

Exchange options for shares of restricted stock or restricted stock units. We also considered implementing a program to exchange underwater options for restricted stock or restricted stock units. However, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for such an exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program. Additionally, these forms of equity awards would be new for many of the eligible participants and we believe that a lack of familiarity with such equity awards could negatively impact participation in the exchange program.

The Option Exchange

After weighing each of these alternatives, subject to the exceptions described in this proposal, we have decided to provide an option-for-option exchange. We have determined that a program under which eligible participants generally could exchange significantly underwater stock options for a smaller number of stock options was the most attractive alternative for a number of reasons, including the following:

•

The option exchange offers a reasonable, balanced and meaningful incentive for eligible participants. Under the option exchange, eligible participants would surrender eligible options (which are significantly underwater) for a smaller number of stock options that will vest over three years, with one third of the total number of shares subject to the replacement stock option grant vesting on the first anniversary of the date of the replacement grant and the remaining shares vesting in equal monthly installments over the following two year period. We believe that the lower number of stock options granted, together with a new vesting requirement, represents a reasonable and balanced option exchange with the potential for a significant positive impact on retention, motivation and performance. Additionally, stock options will provide value to optionees only if the Company’s share price increases over time thereby aligning optionee and stockholder interests.

•

The exchange ratio will be calculated to make the option exchange neutral to Tessera from an accounting perspective. We will calculate the exchange ratios in a manner intended to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. This will eliminate any additional compensation expense that we must recognize on the replacement options, other than compensation expense, if any, that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs, which we do not expect to be significant.

•

The option exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the optionee who holds them leaves our employment. The option exchange will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because a lesser number of shares will be subject to awards granted in exchange for eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 1.7 million shares would be surrendered and cancelled, while approximately 0.9 million shares would be subject to awards granted in the option exchange, resulting in a net reduction in the equity award overhang by approximately 0.8 million shares. The total number of shares of our common stock subject to outstanding option awards as of March 16, 2009 would have been approximately 5.9 million shares, including the approximately 0.9 million replacement options granted in exchange for surrendered eligible options. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms. As of March 16, 2009, the total number of shares of our common stock outstanding was 48.6 million.

•

The reduced number of shares subject to the replacement options will conserve our equity pool. Under the exchange program, shares subject to eligible options that are surrendered in exchange for a lesser number of replacement options will return to the pool of shares available for future grant under our 2003 Plan. This return of shares will constitute an efficient use of the shares available for future issuance.

•

Our executive officers and members of our Board will not be eligible to participate in the option exchange. Although our executive officers and members of our Board also hold options that are significantly underwater, these individuals are not eligible to participate in the option exchange because we believe that their compensation should remain at greater risk based on our stock price.

DETAILS OF THE STOCK OPTION EXCHANGE PROGRAM

Implementing the Option Exchange

We have not commenced the option exchange and will not do so unless our stockholders approve this proposal to permit the option exchange. Our Board authorized the option exchange on March 11, 2009, subject to stockholder approval. If this proposal is approved, this offer to surrender eligible options in exchange for replacement options would be scheduled to begin on or about May 20, 2009. Our Board, Compensation Committee or executive officers may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within 12 months of the date of stockholder approval of this proposal.

If stockholders approve this proposal and the Board, Compensation Committee or executive officers decide to commence the option exchange, eligible participants will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible participants. Eligible participants will be given at least 20 business days in which to accept the offer of the replacement options in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the first business day following this election period. The replacement options will be granted under the 2003 Plan on the date of cancellation of the surrendered options. In those limited cases where cash payments are made in exchange for surrendered options, such payments also will be made on the date of the cancellation of the surrendered options. The shares of our common stock subject to surrendered options will become available for future issuance under our equity incentive plans once the surrendered options are cancelled.

Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligibility

If implemented, the option exchange will be open to all of our employees, worldwide, including any employees of our wholly-owned subsidiaries, who hold options with a per share exercise price of at least $26.08 or, if higher, the highest per share trading price of our common stock for the 52-week period preceding the option exchange, except where we determine that it is infeasible or impractical to offer the option exchange under local regulations. The option exchange will not be available to our executive officers and members of the Board. As of March 16, 2009, we estimate that approximately 233 of our employees would be eligible to participate in the option exchange. The program will not be available to any person who is not currently an employee as of the date of closing of the option exchange. An eligible participant who tenders his or her options for exchange must also have been continuously employed by us or one of our wholly-owned subsidiaries, and be an eligible participant on the date the replacement option grant is made following the completion of the option exchange in order to receive the replacement options. If an option holder is no longer an employee with us or one of our wholly-owned subsidiaries for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in the option exchange. If an option holder is no longer an employee with us or one of our wholly-owned subsidiaries for any reason on the date that the replacement option grant is made following the completion of the offer, even if he or she had elected to participate and had tendered his or her options for exchange, such person’s tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of service in accordance with their terms and to the extent that they are vested. A vote by an eligible participant in favor of this proposal at the Annual Meeting of Stockholders does not constitute an election to participate in the option exchange.

Of the outstanding options held by eligible participants as of March 16, 2009, the maximum number of shares of common stock underlying options which could be surrendered for exchange is approximately 1.7 million, and the maximum number of shares of common stock which would be subject to awards granted under the proposed option exchange, using the estimated exchange ratios below, would be approximately 0.9 million.

Exchange Ratios

Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options accounting expense neutral. Replacement option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued.

The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option pricing model) within the relevant grouping. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will eliminate any additional compensation cost that we must recognize on the replacement options, other than insignificant compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on May 20, 2009. Also, only options with an exercise price above $26.08 per share, or, if higher, the highest per share trading price of our common stock for the 52-week period preceding the option exchange, and that were granted at least 12 months prior to May 20, 2009 would be eligible for the exchange program. If, at the time we set the exchange ratios, the fair market value of our common stock was $12.00 per share, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

Exercise Prices of Eligible Options	Exchange Ratio (Surrendered Eligible Options to Replacement Stock Options)
$26.08 to $30.60	1.67-to-1
$31.51 to $34.78	1.92-to-1
$36.02 to $43.76	2.12-to-1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on a $12.00 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options an eligible participant will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

Continuing this example, if we assume that all eligible options (as of March 16, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

Exercise Prices of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Options (Years)	Exchange Ratio	Maximum Number of Shares Underlying Replacement Options That May Be Granted
$26.08 to $30.60	318,056	$28.27	7.04	1.67-to-1	190,484
$31.51 to $34.78	337,075	$33.91	6.71	1.92-to-1	175,717
$36.02 to $43.76	1,070,770	$38.39	8.24	2.12-to-1	504,654

Total	1,725,901	$36.65	7.79		870,855

After the exchange as presented in this example (assuming all eligible options are tendered and without including any grants after March 16, 2009), there will be 4.1 million shares available for grant and 5.9 million options outstanding. These outstanding options would have a weighted average exercise price of $19.11 and a weighted average remaining term of 7.78 years.

Eligible participants will not be permitted to elect which of their eligible options they wish to exchange for replacement options on a grant-by-grant basis. Instead, eligible participants will be required to surrender all of their eligible options if they elect to participate in the option exchange.

Election to Participate

Participation in the option exchange will be voluntary. Under the option exchange, eligible participants may make an election to surrender eligible stock options that have an exercise price of at least $26.08 or, if higher, the highest per share trading price of our common stock for the 52-week period preceding the option exchange, at the commencement of the option exchange in exchange for replacement options in accordance with the actual exchange ratios, which will be determined at the time the option exchange commences. If the trading price of our common stock increases to a price higher than $26.08 at the date of closing of the option exchange, tendered options having an exercise price lower than such trading price automatically will be withdrawn from the offer and will not be exchanged for options having a higher exercise price.

Terms and Conditions of Replacement Options

Each replacement stock option will be evidenced by a stock option agreement between us and the optionee, and will be subject to the following additional terms and conditions:

Exercise Price of Replacement Options. All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by the NASDAQ Global Select Market.

Vesting of Replacement Options. The replacement options will be completely unvested at the time of the new grant, regardless of whether the surrendered options were partially or wholly vested. The replacement options will vest over three years, with one third of the total number of shares subject to the replacement stock option grant vesting on the first anniversary of the date of the replacement grant and the remaining shares vesting in equal monthly installments over the following two year period. The replacement options will vest only if the optionee remains an employee of Tessera or any of its wholly-owned subsidiaries through each respective vesting date. Replacement options that are unvested at the time of an optionee’s termination of service cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2003 Plan.

Term of Replacement Options. The term of a stock option is the length of time during which it may be exercised. Under the option exchange, each replacement option will retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon the optionee’s termination of service.

Other Terms and Conditions of Replacement Options. The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2003 Plan and the stock option agreements entered into thereunder. All replacement stock options will be non-qualified stock options granted under our 2003 Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered. The eligible options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered options will again become available for future awards under the 2003 Plan.

Cash Payments

In certain limited cases where we have determined that offering replacement options would provide minimal retentive value, would be overly burdensome to implement or administer or would not provide a meaningful benefit to holders of eligible options, we will provide for a cash payment in exchange for surrendered options. The amount of the cash payment will be calculated similar to the stock option exchange ratio and in a manner intended to provide those receiving cash payments with approximately the same fair value as their surrendered options, less any taxes and social insurance contributions due on the payments. The cash payments will not be subject to any vesting schedule and will be made on the date that replacement stock options are granted.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating holders will be provided in the offer to exchange. The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating optionees should recognize no income for U.S. federal income tax purposes upon the issuance of the replacement options. Recipients of any cash payments will recognize ordinary income for U.S. federal income tax purposes on the date the cash payments are made to them, and the payments will be subject to applicable tax withholdings. The tax consequences for non-U.S. eligible participants may differ from the U.S. federal income tax consequences described in the preceding sentence. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations and will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

The intent of the option exchange is that it will not result in us incurring significant additional stock-based compensation expenses. Based on this objective, the average fair value of the awards granted to eligible participants in exchange for surrendered stock options, measured as of the date such awards are granted (and the amount of any cash payments made for eligible options) will be equal to approximately the fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the new awards under the option exchange will be recognized over the requisite service period, which approximates the vesting period, of the new awards. Assuming the price of our stock does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the option exchange, we do not expect a significant accounting impact.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the Securities and Exchange Commission. Although we do not anticipate that the Securities and Exchange Commission would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential Securities and Exchange Commission comments. In addition, it is currently our intention to make the program available to our eligible participants, including eligible participants of our wholly-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to eligible participants in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Benefits of the Option Exchange to Eligible Participants

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of eligible participants will elect to exchange, or the number of replacement options that we may grant. As noted above, however, our executive officers and members of our Board are not eligible to participate in the option exchange. The option exchange also will not be available to any person who is not an employee as of the date of the closing of the option exchange.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible participants to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of replacement options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which or how many eligible participants will elect to participate in the option exchange, and which or how many eligible options such eligible participants will elect to exchange. Please see the “Details of Stock Option Exchange Program—Eligibility” section above for the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new awards are issued in accordance with the exchange ratios set forth above.

Based on the assumptions described above, if all eligible options are exchanged, options to purchase approximately 1.7 million shares will be surrendered and cancelled, while replacement options covering approximately 0.9 million shares will be granted, resulting in a net reduction in the equity award overhang by approximately 0.8 million shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 5.9 million options outstanding, with a weighted average exercise price of $19.11 and a weighted average remaining term of 7.78 years. The total number of shares subject to outstanding equity awards as of March 16, 2009, including the replacement stock options, would be approximately 5.9 million shares. As of March 16, 2009, the total number of shares of Tessera common stock outstanding was 48.6 million.

VOTE REQUIRED

Approval of the option exchange requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting of Stockholders. A “majority of votes cast” means that the number of votes “FOR” the approval of the proposal must exceed the number of votes “AGAINST” the approval of the proposal. Abstentions will have the same effect as votes against the proposal for this purpose.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2009. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The following is a summary of fees billed by PricewaterhouseCoopers LLP for fiscal years ended December 31, 2008 and 2007:

	2008	2007
Audit fees (1)	$1,091,604	$931,139
Audit-related fees (2)	—	43,196
Tax fees (3)	77,079	—
All other fees (4)	—	—

Total	$1,168,683	$974,335

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those fiscal years.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”
(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

Audit Committee Pre-Approval Policies

Before an Independent Registered Public Accounting Firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Registered Public Accounting Firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Registered Public Accounting Firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2008 and 2007 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be required to ratify the selection of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2009.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of April 3, 2009, and certain other information about them are set forth below (unless set forth elsewhere in this proxy statement).

Name	Age	Position
Henry R. Nothhaft	65	Vice Chairman of the Board, President and Chief Executive Officer
Michael Anthofer	57	Executive Vice President and Chief Financial Officer
Michael Bereziuk	56	Executive Vice President, Imaging and Optics
Bernard J. Cassidy	54	Senior Vice President, General Counsel and Secretary

Henry R. Nothhaft has served as President and Chief Executive Officer since August 2008, Vice Chairman since April 2008 and a member of our Board of Directors since May 2004. He served as Chief Executive Officer and Chairman of the Board of Danger Inc., a software company for wireless service providers from October 2002 to April 2008 when it was sold to Microsoft Corporation, Inc. From May 2001 to October 2002, he served as President and Chief Executive Officer of Endforce, an IP software company, where he remained non-executive Chairman of the Board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in Enterprise Virtual Private Networks, high-speed access and electronic commerce enabled web hosting, as President and Chief Executive Officer in 1995, and became Chairman of the Board in 1998. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as Vice Chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was President and Chief Executive Officer of David Systems, a data networking equipment firm. From 1983 to 1989, he held various executive positions and served on the board of directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was Vice President of Marketing and Sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction with a major in Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps.

Michael Anthofer has served as our Executive Vice President and Chief Financial Officer since September 2008. From 2003 to September 2008, Mr. Anthofer was Vice President and Chief Financial Officer of Kodiak Networks, Inc., a privately held provider of mobile solutions to wireless providers. From 2001 to 2003, Mr. Anthofer served as Senior Vice President and Chief Financial Officer of Smartpipes, Inc., a maker of network access control software. From 1996 to 2001, Mr. Anthofer was Senior Vice President and Chief Financial Officer of Concentric Network Corp. Prior to Concentric, Mr. Anthofer served as Executive Vice President and Chief Financial Officer of Shared Resources Exchange Inc., a digital switching equipment maker. Earlier, he held several vice president level positions at DSC Communications Corporation, a Fortune 1000 corporation. Mr. Anthofer received an M.B.A. from the University of California, Berkeley, and a B.S. in Business Administration from the University of California, Berkeley.

Michael Bereziuk has served as our Executive Vice President, Imaging and Optics since August 2008. From August 2007 to July 2008, Mr. Bereziuk served as our Executive Vice President and Chief Operating Officer. From February 2006 to August 2007, Mr. Bereziuk served as our Executive Vice President, Product Division. From December 2005 to February 2006, Mr. Bereziuk was a consultant on Operations at Summit Microelectronics, an analog power management solutions company. From November 2001 to February 2005, he held executive level positions at Zarlink Semiconductor, a communications semiconductor company, including Senior Vice President, Strategic Business Development and Senior Vice President and General Manager, Consumer Communications Business Unit. From 1984 to 2000, he held numerous senior positions at National Semiconductor Corporation, including Senior Vice President and General Manager, World-Wide Sales and Marketing, Senior Vice President and General Manager, Personal Systems Group, Vice President and General Manager, Embedded Systems Division and Vice President and General Manager, Embedded Controller Division. Mr. Bereziuk received a B.S. degree with honors in Electronic and Electrical Engineering from Cardiff University in the United Kingdom.

Bernard J. Cassidy has served as our Senior Vice President, General Counsel and Secretary since November 2008. Prior to working at the Company, Mr. Cassidy served as Senior Vice President, General Counsel and Secretary at Tumbleweed Communications Corp., where he was responsible for legal, corporate development, and human resources matters. He worked at Tumbleweed from May 1999 to September 2008. Before joining Tumbleweed, Mr. Cassidy was in private practice at Wilson Sonsini Goodrich & Rosati from August 1992 to May 1999, and at Skadden, Arps, Slate Meagher & Flom LLP from September 1989 to July 1992. Mr. Cassidy holds a B.A. in Philosophy from Loyola University, an M.A. in Philosophy from the University of Toronto and a J.D. from Harvard Law School. Mr. Cassidy is a member of the California State Bar.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The Compensation Committee oversees an executive compensation program designed to enable Tessera to attract and retain highly talented individuals. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with the performance of Tessera on both a short-term and long-term basis, and that compensation should be linked to specific, measurable results intended to create value for stockholders. In keeping with this philosophy, the Compensation Committee has established the following objectives for Tessera’s executive compensation program:

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Compensation should be market competitive: To accomplish these guiding principles, our Compensation Committee strives to provide competitive compensation relative to the labor markets for our executives while maintaining fiscal responsibility for our stockholders, which will allow us to attract and retain individuals of superior ability and managerial talent;

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Compensation should support our business strategy: Our compensation program is designed to align executive officer compensation with Tessera’s corporate strategies, business objectives and the long-term interests of Tessera’s stockholders by rewarding successful execution of our business plan, with performance goals tied to our business plan;

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Compensation should reward performance: A substantial portion of our executive officers’ total compensation opportunity is variable and dependent upon the achievement of key strategic and financial performance measures on an annual basis by linking incentive award opportunities to the achievement of performance goals in these areas and each executive’s individual performance; and

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Compensation should be aligned with stockholders’ interests: Our compensation program also seeks to reward our executive officers for increasing Tessera’s stock price over the long-term and maximizing stockholder value by providing a portion of total compensation opportunities for our executive officers in the form of direct ownership in Tessera through restricted stock awards (contingent upon continued employment and/or achievement of performance criteria) and stock options.

The elements of total compensation for the named executive officers are base salary, annual cash incentive awards and long-term equity incentive awards in the form of restricted stock awards and stock options. Named executive officers are also eligible for other elements of compensation, including health and retirement benefits. In setting the terms of executive compensation, the Compensation Committee considers all elements of compensation.

Tessera believes compensation should be structured to ensure that a significant portion of our named executive officers’ potential compensation will be “at risk” by being directly related to Tessera stock performance and other strategic and financial factors that directly and indirectly influence stockholder value. Accordingly, Tessera sets goals designed to link a substantial portion of each named executive officer’s compensation to Tessera’s overall performance and their own individual performance within Tessera. Consistent with our performance-based philosophy, Tessera provides a base salary to our executive officers which generally makes up less than 50% of total compensation opportunities, with the remainder of our executive officers’ total compensation being composed of incentive-based compensation. The incentive-based compensation programs include annual and long-term awards based on the financial performance of Tessera relative to plan, achievement of corporate and individual objectives and increases in share price. The Compensation Committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies (discussed below), the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate.

Tessera does not have stock ownership requirements and does not currently have any policy on recovering awards or payments, although Tessera has an insider trading policy that sets certain restrictions on transactions in Tessera’s common stock.

Role of the Compensation Committee and Executive Officers in Setting Compensation

The Compensation Committee has the primary authority to approve the compensation provided to Tessera’s executive officers. Consistent with prior years, for 2008, a national compensation consulting firm, Compensia, Inc., was retained by the Compensation Committee to assist it in the determination of the key elements of the compensation programs. Compensia reports to and is accountable to the Compensation Committee, and may not conduct any other work for Tessera without the authorization of the Compensation Committee. Compensia did not provide any services to Tessera in 2008 beyond its engagement as an advisor to the Compensation Committee.

In 2008, Compensia provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring Tessera’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to Tessera’s executive officers.

To aid the Compensation Committee in making its compensation determinations, the Chief Executive Officer and Senior Vice President of Human Resources provide recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding themselves. Each named executive officer other than our Chief Executive Officer, in turn, participates in an annual performance review with the Chief Executive Officer to provide input about their contributions to Tessera’s success for the period being assessed. The Compensation Committee gathers data on the Chief Executive Officer’s performance through several channels, including qualitative and quantitative assessments of company performance, discussions with other members of the management team and discussions with other members of the Board of Directors. Each Compensation Committee meeting usually includes an executive session without members of management present.

Corporate and individual performance goals are generally established at the beginning of the year. The company’s annual financial plan is formulated by our executive management team and is submitted for review and approval by our Board of Directors. The Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Human Resources then typically recommend a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan and our performance-based restricted stock awards for our named executive officers. We believe that the achievement of these performance goals is dependent in many respects upon the efforts and contributions of our named executive officers and the attainment of their individual performance goals. Our Compensation Committee retains the authority under our bonus plan to authorize bonus payments to named executive officers that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for our bonus plan. Our Compensation Committee may also grant discretionary bonuses to our named executive officers.

In the beginning of each year, our executive officers work with our Chief Executive Officer to establish their individual performance goals for the year, based on their respective roles within the company. For example, individual performance goals established for our named executive officers for 2008 included, among others, financial performance of an executive’s area of responsibility, strategic objectives derived from our strategic plan and interdepartmental goals critical to the ongoing success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. These individual goals are typically designed to support certain aspects of the corporate objectives to ensure consistency in effort, direction and strategy.

Setting Executive Compensation

As discussed above, Tessera reviews competitive compensation practices and the financial performance of comparable companies annually. This analysis provides background to the Compensation Committee to ensure that compensation opportunities for executives are competitive with compensation practices among comparable companies and that actual compensation paid to executives is appropriately aligned with Tessera’s performance in the past year.

Each year Compensia works with the Compensation Committee to confirm a peer group of companies to be included in the competitive assessment. For 2008, three peer groups were developed reflecting the ongoing development of our businesses beyond the semiconductor industry. The three peer groups examined included a group of semiconductor and semiconductor equipment firms aligned with the previous year’s peer group, a group of San Francisco Bay Area technology companies with comparable profitability and market values, and firms engaged primarily in the development and licensing of intellectual property (regardless of specific industry). Because of the breadth of size (profitability and market cap) among the intellectual property firms, the data for these firms was provided to the Compensation Committee as a reference point, but was not used as a primary compensation benchmark. The peer groups were formed in August 2008, so the financial criteria examined were generally applicable as of the second calendar quarter of 2008. The specific attributes used to develop the peer groups included:

•	Industry: As noted above, we developed three industry cuts for the 2008 peer group:

•	Semiconductor Peers—Semiconductor and semiconductor equipment companies (most are non-manufacturing);

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Technology Peers—Technology, broadly defined to include software and software services, computers and computer equipment, networking and information technology infrastructure, semiconductors and semiconductor equipment and internet-based media and retailing; and

•	Intellectual Property Peers—Intellectual property firms, comprised of firms primarily engaged in the development and licensing of intellectual property.

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Profitability (operating income and net income): Primarily profitable companies with GAAP net income generally between $10 million and $60 million. However, certain companies that reported a loss, for example, Rambus, were included because they were strongly comparable on the basis of their business and market capitalization. No profitability criteria was applied to the Intellectual Property Peers as the exclusion of non-profitable firms would have left only five companies in the peer group, which we view as insufficient for the development of competitive data.

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Market Capitalization: Approximately $500 million to $1.5 billion based on the companies’ trading ranges when the peer group was developed. Market capitalization criteria were not applied to Intellectual Property Peers for the reasons discussed above under “Profitability.”

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Geographic Location: U.S. based companies, with an emphasis on firms headquartered in the San Francisco Bay Area. The Technology Peers are comprised of companies headquartered in the San Francisco Bay Area.

The three peer groups for 2008 (which are different from the peer group index utilized in the performance graph included in our annual report on Form 10-K) were comprised of the following companies:

Semiconductor Peers:

• Advanced Energy Industries	• Integrated Device Technology
• AMIS Holdings	• InterDigital
• Atheros Communications	• Intersil
• ATMI	• Micrel
• Brooks Automation	• Microsemi
• Cabot Microelectronics	• MKS Instruments
• Ceradyne	• Monolithic Power Systems
• Coherent	• OmniVision Technologies
• Cree	• Rambus Inc.
• Cymer	• RF Micro Devices
• Diodes	• Semtech
• Electronics For Imaging	• Sigma Designs
• Entegris	• Silicon Laboratories
• FEI Company	• Skyworks Solutions
• FormFactor	• Standard Microsystems
• Hittite Microwave	• TriQuint Semiconductor
• II-VI	• Zoran

Technology Peers:

• Advent Software	• Netlogic Microsystems
• Blue Coat Systems	• Riverbed Technology
• Dionex Corporation	• Solera Holdings
• Electronics For Imaging	• Taleo Corporation
• Infinera Corp.	• Tibco Software Inc.
• Informatica Corporation	• Varian
• Interwoven	• Wind River Systems

Intellectual Property Peers:

• ARM Holdings	• MoSys
• CEVA	• PDF Solutions
• Dolby Laboratories	• Rambus
• DTS	• Sonic Solutions
• InterDigital	• Transmeta
• MIPS Technologies	• Virage Logic

Each year, Compensia surveys the compensation practices of the peer group of companies to assess the competitiveness of Tessera’s compensation programs. Although we maintain a peer group for executive compensation purposes, we also rely on industry survey data in determining executive compensation. During 2008, the Compensation Committee also reviewed data from The Radford Executive Survey, which consists of 594 companies throughout the United States primarily from technology industries. We look at multiple cuts of data from the surveys, including national data across industries, Bay Area data across industries and specific industry cuts that are appropriate including scoping the revenue to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

The selected companies in the peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The peer group was not selected on the basis of executive compensation levels. The peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. We believe that by utilizing both publicly available peer group data and the survey data from the published surveys that Tessera participates in, we are able to develop the best set of competitive data for use in making compensation decisions. Note that throughout this document, any reference to pay positioning refers to an approximate average of the Semiconductor Peer, Technology Peer and Radford Executive Survey data sets unless specifically stated otherwise. The compensation review process also evaluates the financial performance of Tessera relative to the peer companies to provide the Compensation Committee with a gauge of Tessera’s comparative performance within its peer group. The financial performance analysis is based on GAAP results for revenue, operating income and net income.

Based on the objectives outlined above, the Compensation Committee strives to set target opportunity compensation levels to be competitive with the market that Tessera competes in for executive talent. Tessera does not, however, guarantee that any executive will receive a specific market-derived compensation level. Actual compensation may be above or below targets based on both the performance of the company and of the individual. Executives may realize compensation above target levels based on achieving outstanding results. The Compensation Committee does intend, however, for the pay program overall to be aligned with the following philosophical positioning:

•	Base Salary: A named executive officer’s annual base salary is intended to be generally aligned with median competitive practices.

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Annual Cash Incentive Bonus Opportunities: A named executive officer’s annual cash incentive bonus target opportunity is intended to be generally aligned with median competitive practices for on-target performance. Participants may receive a smaller award (or no award) if Tessera does not achieve target and a larger award (capped at a level that approximates the 75th percentile of competitive levels) if Tessera exceeds target.

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Total Equity Incentives: A named executive officer’s total annual equity incentive opportunities (a combination of restricted stock awards and stock options) are intended to be generally aligned with the 75th percentile of competitive practices. This higher on-target positioning relative to cash compensation reflects that annual equity compensation for executive officers (not including new hire awards) is comprised of performance-based awards (stock options and performance-based restricted stock grants) rather than including lower-risk elements such as time-based restricted stock or cash-based retention awards. Currently, only newly hired executive officers are awarded time-based restricted stock grants as part of their new hire package.

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Performance-Based Restricted Stock Grant awards will have value based on increasing the share price and achieving performance goals over multi-year periods. The achievement of performance goals is tied to the vesting of the performance shares, which can range from zero, if goals are not met, to a maximum of 100% of the shares granted, if goals are met or exceeded. The actual award value may therefore fall to as low as zero in the event of poor performance and for the value to rise (share price is uncapped, subject to the maximum number of shares subject to the award) in the event of superior performance.

•	Stock Option Grants are made based on an assessment of individual and company performance, and value (if any) will ultimately depend upon the increase in stock price.

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Other Compensation: To the extent that Tessera provides named executive officers with any perquisites or benefits beyond those provided to all other U.S. based employees, such arrangements will be limited in scope and conservative in relation to market practices.

Based on the competitive assessment conducted at the request of the Compensation Committee, Tessera believes that its executive compensation programs for 2008 were generally aligned with the philosophical positioning outlined above, as more specifically described below.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. Dr. McWilliams, in his role as the Chairman and Chief Executive Officer, had the greatest level of responsibility among our named executive officers and, therefore, received the highest level of pay. Henry R. Nothhaft, who replaced Dr. McWilliams as Chief Executive Officer on August 5, 2008, was equivalently compensated over the period for which he served as Chief Executive Officer. This is also consistent with competitive practices among our peer group companies.

Due to the timing of the May stock option grant the company used the peer group for 2007 which consisted of 33 companies selected based on the following criteria:

•	Industry: Semiconductor and semiconductor equipment companies; most are non-manufacturing.

•	Profitability (operating income and net income): Profitable companies with GAAP net income generally between $10 million and $100 million.

•	Market Capitalization: $700 million to $2 billion based on the companies’ trading ranges when the peer group was developed.

•	Geographic Location: U.S. based companies, with an emphasis on firms headquartered in the San Francisco Bay Area.

The peer group of companies for 2007 (which peer group is different from the peer group index utilized in the performance graph included in our annual report on Form 10-K) and is comprised of the following 33 companies:

Advanced Energy Industries, Inc.	InterDigital Communications Corporation
AMIS Holdings, Inc.	Intersil Corporation
Applied Micro Circuits Corporation	Micrel, Inc.
Atheros Communications, Inc.	Microsemi Corporation
ATMI, Inc.	MKS Instruments, Inc.
Brooks Automation, Inc.	PMC-Sierra, Inc.
Conexant Systems, Inc.	Rambus, Inc.
Cree, Inc.	RF Micro Devices, Inc.
Cymer, Inc.	Semtech Corporation
Diodes Incorporated	Silicon Image, Inc.
Electronics For Imaging, Inc.	Silicon Laboratories, Inc.
Entegris, Inc.	SiRF Technology Holdings, Inc.
FEI Company	Skyworks Solutions, Inc.
FormFactor, Inc.	Technitrol, Inc.
Hittite Microwave Corporation	Trident Microsystems, Inc.
II-VI, Inc.	Varian Semiconductor Equipment Associates Inc.
Integrated Device Technology, Inc.

Base Salary

The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information. As discussed above, in determining whether to make adjustments to base salaries for our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as the relevant market data from the most recent

Radford Executive survey. In addition, each year, the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon the company’s performance, their individual performance, changes in duties and responsibilities and the recommendations of our Chief Executive Officer and Senior Vice President of Human Resources (except for purposes of determining their own salaries). No formulaic base salary increases are provided to the named executive officers.

At the end of 2007, the Compensation Committee increased Dr. McWilliams’ salary by 7%. This increase reflected his contributions to the continued growth of Tessera and positioned his salary between the 25th percentile and median of the competitive range. Michael Bereziuk and C. Liam Goudge received increases of 10% and 11.5% respectively. Charles Webster and Scot A. Griffin also received increases of 3.5% and 16% respectively. These increases reflected their ongoing contribution to the growth of the company and to their respective areas of responsibility.

In June 2008, John Keating was promoted to Senior Vice President, Corporate Development, replacing C. Liam Goudge who took a different position under Michael Bereziuk. At the time of his promotion, Mr. Keating received a 13.7% increase to his salary and his bonus potential was increased to 50% in recognition of his increased responsibilities. Mr. Keating also acted as interim Chief Financial Officer after the departure of Charles Webster in September 2008.

Additionally, in June 2008, Scot A. Griffin was promoted to Executive Vice President, Micro-Electronics Technologies, receiving a salary increase of 3.4%, and Mr. Bereziuk relinquished his Chief Operating Officer title to become Executive Vice President, Imaging and Optics, all as part of an overall reorganization of the business units.

Several executive new hires occurred in 2008. Henry R. Nothhaft was hired as Vice Chairman in April and became Chief Executive Officer in August. Mr. Nothhaft received a base salary of $3,000 per month for his service as Vice Chairman from April 2008 through August 2008, when he became Chief Executive Officer. The substantial majority of his compensation for his role as Vice Chairman was paid in the form of equity awards, as discussed below. Upon becoming Chief Executive Officer, Mr. Nothhaft’s base salary was increased to $455,000, which was commensurate with the base salary paid to Dr. McWilliams at the time of the transition.

Mr. Nothhaft was offered an annualized base salary ($455,000) and bonus opportunity (target opportunity equal to 100% of base salary) that was equal to that provided to Dr. McWilliams as the Chairman and Chief Executive Officer for 2008. The Compensation Committee had determined, through its annual compensation review process at the end of 2007, that this salary fell between the competitive 25th percentile and median levels, and that the target annual bonus opportunity approximated market median levels as a percentage of base salary. The Compensation Committee agreed it would review the appropriateness of the salary and bonus opportunity at the end of 2008 as part of its regular annual review process.

In addition, Michael Anthofer was hired as Executive Vice President and Chief Financial Officer in late September. His initial base salary was determined based on the Compensation Committee’s review of the factors described above, the executive’s qualifications, experience, prior salary and competitive salary information.

In November 2008, our Compensation Committee met to review the base salaries of our named executive officers for 2009 and related updated data from our selected peer companies. As a result of this review, our Compensation Committee decided to increase certain named executive officers’ base salaries for 2009. These increases were not more than 14% of the officer’s 2008 base salary.

When benchmarked against competitive practices, and reflecting the job responsibilities as of the end of 2008, the base salaries of our executive officers were as follows: Mr. Nothhaft was at the approximate 40th percentile; Mr. Anthofer was at the approximate 45th percentile; Mr. Bereziuk was at the approximate 60th percentile; Mr. Keating was at the approximate 60th percentile; and Mr. Griffin was at the approximate 50th percentile. Dr. McWilliams, in his role Chairman of the Board and Chief Strategy Officer is in a relatively unique role among firms comparable to Tessera, therefore competitive benchmark data is not available. As noted earlier, executives are not guaranteed any particular level of market based compensation. Management and the Compensation Committee, with input from Compensia, consider multiple factors in determining an increase or the base salary given to a newly hired executive. Those factors include, but are not limited to, prior compensation for new hires; promotions or increases in responsibility; current compensation and recent promotional increases, if any; level of individual performance in the prior year; level of responsibility; criticality to the business; where the individual stands against other executives within the company; retention; and other objective and subjective factors. Given natural variations in market competitive pay levels as well as individual and business considerations, we believe the current executive salaries are well aligned with benchmark compensation practices.

Annual Cash Incentives

Our named executive officers are eligible to receive an annual cash incentive bonus under our 2007 Performance Bonus Plan for Executive Officers and Key Employees, also known as the Management Bonus Plan.

Annual Cash Incentive Bonus Targets

At the beginning of each year, the Compensation Committee approves threshold, target and maximum bonus opportunities for each named executive officer. Under this program in 2008, the minimum, target and maximum award opportunities were determined as a percentage of base salary:

Position	Minimum	Target	Maximum
Chief Executive Officer	0%	100%	150%
Executive Vice President	0%	60%	90%
Senior Vice President	0%	50%	80%

These target bonus levels were set following consultation with Compensia and are intended to be generally aligned with median competitive practices of our peer group of companies for on-target performance. Participants may receive a smaller award (or no award) if Tessera does not achieve its target and a larger award (capped at a level that approximates the 75th percentile of the peer group’s compensation) if Tessera exceeds target. Payments of above-target bonuses may be made only if the Tessera exceeds its corporate financial objectives.

Performance Goals

Bonuses paid to our executive officers under our Management Bonus Plan are based on Tessera’s achievement of certain predetermined corporate performance goals which are established at the beginning of each year and upon an evaluation of the individual officer’s performance for the year. Fifty percent of the executive’s annual bonus is based on the corporate goals and the remaining 50% is based on his performance against his individual goals. The only exceptions to this are the Chief Executive Officer and the Chairman and Chief Strategy Officer, whose annual bonuses are tied in full to the corporate goals. In determining the compensation awarded to each executive officer based on performance, Tessera evaluates company and individual performance in a number of areas. Both the corporate goals and the individual goals assigned to each executive officer are intended to reward performance that is specifically tied to the executive’s contribution in helping the company reach or potentially exceed the business plans. These objectives are designed to be challenging and difficult but not impossible to attain.

•

Achievement of the threshold performance metric. In order to ensure that the annual bonus awards under the Management Bonus Plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), which requires that the awards be subject to a pre-established and objective performance objective, the Compensation Committee has set threshold operating income requirements that must be met before any annual bonus will be paid under the Management Bonus Plan. In order for any annual bonus to be paid under the Management Bonus Plan in a given year, Tessera must produce non-negative pro forma pre-tax operating income for that year. In the event the threshold performance level is exceeded but applicable corporate and individual target levels are not achieved, the executive officers will earn proportionally smaller awards.

•

Achievement of annual corporate performance objectives. At the beginning of each fiscal year, the Compensation Committee sets corporate performance goals applicable to the annual bonuses for that year. The corporate performance goals will generally be a combination of financial and strategic objectives that are supportive of Tessera’s strategic plan. For 2008, the amounts payable for corporate performance under Tessera’s annual incentive plan were determined based upon Tessera’s actual performance from prior year measured against the following performance criteria:

Performance Criteria	Relative Weight
Revenue	25%
Pro Forma Pre-Tax Operating Income	25%
Strategic Goals	50%

For 2008, our revenue goal at target was $215 million and the at target pro forma pre-tax operating income goal was $83 million. In addition, each executive’s performance is also measured against individual objectives that support the overall corporate objectives. As indicated above, individual performance goals established among our named executive officers in 2008 included the financial performance of specific areas of responsibility, strategic objectives for which the executive has direct responsibility and interdepartmental goals critical to the success of the business. The 2008 individual performance objectives were designed to support Tessera’s strategic business plan to be achievable, but to require a substantial effort and initiative on the part of the named executive officers.

Incentive amounts to be paid under the Management Bonus Plan may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of company performance. In 2008, the Compensation Committee increased the corporate score by 10 percentage points to reflect the Company’s significant above-target revenue performance and the successful implementation of specific licensing strategies. These adjustments are reflected in the “bonus” column of the summary compensation table Bonuses for Messrs Nothhaft, and Anthofer were pro-rated to their hire date.

2008 Annual Cash Incentive Bonuses

The Compensation Committee reviews and approves the achievement level and incentive payment for each named executive officer under the Management Bonus Plan.

For 2008, the Compensation Committee determined the portion of each named executive officer’s bonus related to corporate performance relative to the goals described above and determined that the corporate achievement level was 82%. The Compensation Committee also approved the portion of each named executive officer’s bonus related to individual performance (other than Dr. McWilliams and Mr. Nothhaft, whose bonuses were based solely on corporate performance) based upon his achievement of individual performance goals established at the beginning of the year and the evaluation of the Chief Executive Officer. Our Chief Executive Officer reviewed each named executive officer’s performance relative to these individual goals and made an initial assessment of such officer’s achievement level as a starting point for the Compensation Committee’s assessment. The Compensation Committee then reviewed the Chief Executive Officer’s assessments and made adjustments to the individual achievement levels as it deemed appropriate based on its assessment of the individual’s performance during 2008.

The achievement levels and incentive payments approved by the Compensation Committee for the named executive officers for 2008 are summarized in the table below:

Name	Corporate Achievement Level (50% other than for CEO, for which it is 100%)	Individual Achievement Level (50% other than for CEO)	Actual 2008 Bonus (1)
Henry R. Nothhaft	82%	N/A	$152,373
Bruce McWilliams, Ph.D.	82%	N/A	$373,100
Michael Anthofer	82%	100.0%	$41,096
Michael Bereziuk	82%	61.0%	$141,570
C. Liam Goudge	82%	90.0%	$124,700
Scot A. Griffin	82%	93.8%	$158,175
John Keating	82%	82.0%	$100,450

(1)	Bonus amounts for Mr. Nothhaft and Mr. Anthofer represent the prorated amount based on their respective date of hire.

Target bonus opportunities (detailed above) are defined as a percentage of base salaries for each level in the organization. The target award opportunities for 2008 were determined to approximate market median for each level, with a maximum award opportunity that approximates the 75th percentile. Actual bonus payments are based strictly on the achievement of corporate and individual performance objectives as defined at the beginning of the year. As detailed above, all executives receive the same percentage payout based on overall corporate results. For those executives whose bonuses also include an individual component, the bonus payout percentage varies based on the actual achievement of the objectives. Actual bonus payments are not determined by or benchmarked against competitive levels (it should be noted that, as a practical matter, competitive data on bonus payments for a given year are generally not available when bonuses are being determined).

Equity Incentive Awards

2008 Equity Incentive Program

Tessera’s equity award program is intended to provide executives with opportunities to participate in the appreciation of Tessera’s share price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Tessera’s 2008 equity incentive program was comprised of two equity award vehicles:

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Stock Option Awards: Stock options form the basis of Tessera’s long-term incentive program. Stock options align the interests of management and stockholders by rewarding increases in stockholder value.

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Time and Performance-Based Restricted Stock Awards: Beginning in the fall of 2006, the Compensation Committee decided to replace time-based restricted stock awards for top performers with performance-based restricted stock awards. Performance-based restricted stock awards allow key executives to earn full value shares of stock provided the company achieves its annual performance goals. In 2008, named executive officers received stock options and performance-based awards only with the exception of the newly hired executives, as addressed below.

Tessera conducts an annual focal equity grant for employees, including the named executive officers, annually. An additional stock option award was made to our named executive officers in November 2008, as part of a general grant to all employees due to a further drop in stock price.

Stock Option Awards

Tessera typically awards stock option grants to executives upon hire and as part of the annual equity award program. Stock option grant guidelines are developed reflecting competitive market practices and the desired mix of long-term incentives between stock options and restricted stock awards.

Stock options granted under the various stock plans generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant, subject to earlier termination in the event of termination of employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of Tessera’s shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Under the Tessera Technologies, Inc. Fourth Amended and Restated 2003 Equity Incentive Plan, or the 2003 Equity Plan, the fair market value of Tessera’s common stock is equal to the last closing sales price per share on the Nasdaq Global Select Market on the date of grant.

In April 2008, in connection with his assumption of the role of Vice Chairman, Mr. Nothhaft received a stock option grant of 21,887 shares. The number of shares subject to this stock option award was determined by dividing $240,000 by one half of the closing price of Tessera’s common stock on the date of grant. As discussed above, substantially all of Mr. Nothhaft’s compensation for his services as Vice Chairman was paid in the form of equity awards. This formula was determined as an appropriate manner in which to translate the compensation he would have otherwise been paid into an appropriate stock option award. These stock options vested over the six months following the date on which he assumed that position and were intended as compensation for his duties as Vice Chairman.

In May 2008, Mr. Nothhaft also received a stock option award of 3,797 shares. This stock option award was granted to him pursuant to his employment agreement but was intended as a substitute for the non-employee director award he forfeited when he agreed to take on the role of Vice Chairman.

In May 2008, stock option grants ranging from 35,000 to 125,000 were awarded to the named executive officers as part of the annual focal award, as disclosed below under “Grants of Plan-Based Awards.” The Compensation Committee considered the pre-established stock option guidelines, the performance and expected contributions of the executive officer, the executive officer’s unvested equity holdings and input from the Chief Executive Officer (except with regard to his own compensation) and other members of the Board of Directors in determining individual executive awards.

In June 2008, a promotional stock option grant of 20,000 shares was awarded to Mr. Keating in connection with his promotion to Senior Vice President, Corporate Development. This award was determined by Mr. Keating’s current holdings against other executives as well as where he stood against market.

In November 2008, a special stock option grant was made for those employees whose options had a strike price of $20 or above. Stock option grants of 25,000, 90,000 and 50,000 were made to the three eligible named executive officers, Messrs. Bereziuk, Griffin and Keating, respectively. No restricted shares were awarded as part of this special grant. This additional special grant was triggered by the drop in stock price and all employees with stock options priced above $20 were granted shares. Employees with stock option grants priced in the $20-$33 range received an additional grant priced at $17.81 (the current market value when the grant was approved) of roughly 33% of the actual options they held in that price range. Employees with stock option grants priced in the $34 and above range received an additional grant priced at $17.81 (the current market value when the grant was approved) of roughly 50% of the actual options they held in that price range. Management and the Compensation Committee made adjustments for the named executive officers eligible to receive grants. The adjustments were based on current holdings and recent promotional grants, if any; level of individual performance in the prior year; level of responsibility; criticality to the business; where the individual stands against other executives within the company; retention; and other objective and subjective factors.

Overall, equity awards to executives who were not hired during the year exceeded the market 90th percentile. This positioning above our target award levels reflects the critical need faced by the organization to ensure that members of the executive team had appropriate financial incentives to manage the company through a series of challenging legal decisions.

Time-Based Restricted Stock Award

As discussed above, we have historically awarded time-based restricted stock to selected new hires and limited numbers of other employees as part of the annual award program. The Compensation Committee believes that restricted stock awards are an effective tool for adding an immediate financial incentive to remain with and work for Tessera that will mitigate potential attempts by labor market competitors to recruit critical employees.

Time-based restricted stock awards granted under the various stock plans generally have a four-year vesting schedule in order to provide an incentive for continued employment.

The two named executive officers hired in 2008 received time-based restricted stock awards as part of their new hire offer. Mr. Nothhaft received 40,000 shares and Mr. Anthofer received 25,000 shares. These grants were driven by where the two named executive officers stood against market. In Mr. Anthofer’s case, management and the Compensation Committee also considered where he stood against the rest of the executive team, as well past practices for new executive hires at that level.

In addition, in April 2008, in connection with his assumption of the role of Vice Chairman, Mr. Nothhaft received a time-based restricted stock award of 16,415 shares. The number of shares subject to this restricted stock award was determined by dividing $360,000 by the closing price of Tessera’s common stock on the date of grant. As discussed above, substantially all of Mr. Nothhaft’s compensation for his services as Vice Chairman were paid in the form of equity awards. This formula was determined as an appropriate manner in which to translate the compensation he would have otherwise been paid into an appropriate restricted stock award. This restricted stock award vested over the six months following the date on which he assumed that position and were intended as compensation for his duties as Vice Chairman.

In May 2008, Mr. Nothhaft also received a restricted stock award of 1,898 shares. This restricted stock award was granted to him pursuant to his employment agreement but was intended as a substitute for the non-employee director award he forfeited when he agreed to take on the role of Vice Chairman.

As part of the new hire compensation package for Mr. Nothhaft, the Compensation Committee determined that providing equity incentives with multi-year vesting schedules would be a critical compensation component in order to provide Mr. Nothhaft with a financial interest in the long-term success of Tessera. In developing the equity award for Mr. Nothhaft, the Compensation Committee considered competitive data provided by Compensia as well as competing financial opportunities available to Mr. Nothhaft. The Compensation Committee developed an equity award that approximated market median levels. The Compensation Committee structured the award as approximately 80% stock options (375,000 shares) and 20% restricted stock (40,000 shares). This structure is intended to tie the bulk of the equity award value to the future appreciation of the stock price through the stock options, but to also provide a meaningful, unvested, in-the-money stake that will retain its intrinsic value through market turbulence.

Performance-Based Equity Restricted Stock Award

In the fall of 2006, the Compensation Committee decided to enhance the restricted stock awards by adding performance requirements to the vesting criteria. The objective of these awards is to:

•	Increase the unvested equity award value for participants in order to add an immediate financial incentive to remain with Tessera;

•	Ensure that equity awards granted to executives are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, to the maximum extent possible; and

•	Provide a mechanism to reflect the success of the company in meeting key performance objectives.

To create an award that meets all three criteria, the Compensation Committee developed an award which will vest up to 25% after each of the four full fiscal years following the grant date of the award. Each 25% tranche of the award vests subject to the achievement of three criteria:

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Continued employment. Continued employment through the date the performance results for the relevant fiscal year are certified by the Compensation Committee (no later than 90 days following the end of the year for which performance is being measured).

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Achievement of the threshold performance metric. In order to ensure that the awards will qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee has set threshold operating income requirements that must be met before any tranche of the award will vest. In order for any shares to vest in a given performance period, Tessera must produce non-negative pro forma pre-tax operating income for that performance period. This achievement level is included to ensure that these awards constitute performance-based compensation for purposes of Section 162(m) of the Code, which requires that the awards be subject to a pre-established and objective performance objective. It is anticipated that the annual performance goals described below will be more difficult to achieve.

•

Achievement of the annual performance objectives. At the beginning of each fiscal year, the Compensation Committee sets performance goals applicable to the tranche of the performance-based restricted stock award scheduled to vest that given year. The performance goals will generally be a combination of financial and strategic objectives that are supportive of Tessera’s strategic plan. For 2008 awards, the annual performance objectives are the same as the corporate objectives under the Management Bonus Plan and have the same weightings. Provided that the threshold performance metric was satisfied, between 0% and 100% of each tranche will vest based on the achievement against these objectives. The performance-based vesting is subject to a threshold level of operating income performance in each year. If the threshold level is achieved, the Committee determines the actual vesting percentage based on the achievement of goals set at the beginning of the year. For 2008, the goals were the same as the corporate objectives in the annual bonus program, therefore, the vesting percentages was determined to be 82%. For 2009, vesting of the performance-based awards will be determined only by the corporate financial performance objectives.

During 2008, as part of the annual focal process for equity awards, performance-based restricted stock awards of 4,600 to 35,000 were awarded to our named executive officers based on the same criteria discussed above in conjunction with the stock option awards, as disclosed below under “Grants of Plan-Based Awards.” The performance-based restricted stock awards are intended to comprise approximately 25% of the total equity award opportunity for the named executive officers and will vest based upon achievement relative to the three criteria described above during 2009. The grants differed based on the position and responsibilities of each executive officer and where they stood in performance and current holdings. Mr. Griffin as a long-term employee had not received many restricted stock awards in his more junior role and in his current role was critical to the business at that particular junction. Mr. Keating was not a member of the executive team at that point and so he received the lowest grant.

Overall, equity awards to executives who were not hired during the year exceeded the market 90th percentile. This positioning above our target award levels reflects the critical need faced by the organization to ensure that members of the executive team had appropriate financial incentives to manage the company through a series of challenging legal decisions.

401(k) Plan

Tessera has a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of Tessera and any designated affiliate in the United States. The 401(k) Plan permits eligible employees of Tessera to defer up to the maximum dollar amount allowed by law. The dollar limit for 2008 is $15,500. Employees 50 years of age or older are entitled to contribute an additional $5,000 in 2008. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Tessera currently makes discretionary matching contributions to the 401(k) Plan in an amount equal to fifty percent of deferrals up to a maximum of three percent of the participant’s annual base pay in 2008 and subject to certain other limits. Employer contributions to the Plan are vested as follows: 25% after one year of service, 50% after two years of service, 75% after three years of service and 100% after four years of service. Employees of Tessera 21 years of age or older are eligible to participate in the 401(k) Plan as of the date of hire.

The company does not maintain any other defined benefit, defined contribution or deferred compensation plans for its employees.

Other Elements of Compensation and Perquisites

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our named executive officers. In addition, Tessera provides certain highly-compensated employees, including our named executive officers, with supplemental long-term disability coverage. For purposes of eligibility for this coverage, highly-compensated employees are defined as those employees whose monthly income is higher than $13,333 or $160,000 per year. The named executive officers are eligible to participate in this program along with other eligible employees. We do not maintain any pension plans or plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Tax and Accounting Treatment of Elements of Executive Compensation

Tessera aims to compensate the named executive officers in a manner that is tax effective for Tessera without sacrificing the effectiveness of the incentive programs being offered to executives. In practice, all of the annual cash compensation delivered by Tessera to date has been tax-deductible under Section 162(m) of the Code, as amended. Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers. Performance-based compensation tied to the attainment of specific goals is excluded from the limitation. In early 2007, the Compensation Committee evaluated whether Tessera should take action with respect to the tax deductibility of Tessera’s executive compensation under Section 162(m), and generally concluded that it would be advisable for the company to undertake the necessary steps to cause the company’s performance-based cash bonus payments to executive officers to qualify as potential performance-based compensation plans under Section 162(m). Stockholders approved the Management Bonus Plan at our 2007 Annual Meeting of Stockholders, and the Board of Directors intends to generally administer such plan in the manner required to make future payments under the Management Bonus Plan that constitute qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee has taken steps to ensure that certain equity-based compensation to Tessera’s named executive officers constitutes qualified performance-based compensation under Section 162(m), including the awarding of performance-based restricted stock awards beginning in 2006. The Board of Directors, however, retains the discretion to pay discretionary bonuses or other types of compensation outside of the plans which may or may not be tax deductible.

We account for stock-based awards to our employees under the rules of SFAS No. 123(R), which requires us to record the compensation expense over the service period of the award. Accounting rules also requires us to record cash compensation as an expense at the time the obligation is accrued.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2008, 2007 and 2006, the salary and bonus earned by and other compensation paid to our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2008, our former principal executive officer and our former principal financial officers who served in such capacities at any time during the fiscal year ended December 31, 2008, each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2008, and Mr. Goudge, for whom disclosure would have been provided but for the fact that he was not serving as an executive officer as of December 31, 2008. These eight officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Henry R. Nothhaft	2008	183,219	(3)	—		510,715	646,631	152,373	72	(4)	1,493,010
Vice Chairmen of the Board of Directors, President and Chief Executive Officer

Bruce M. McWilliams, Ph.D. (5)	2008	454,308		—		298,516	1,377,429	373,100	9,942	(6)	2,513,295
Chairman of the Board, Former President and Chief Executive Officer, and Former Chief Strategy Officer	2007	424,038		—		132,562	1,441,041	401,625	11,876	(7)	2,411,142
	2006	374,039		—		63,166	1,496,124	356,000	8,323	(8)	2,297,652

Michael Anthofer	2008	66,923	(9)	—		23,726	77,826	41,096	2,423	(10)	211,994
Executive Vice President and Chief Financial Officer

Michael Bereziuk	2008	329,308		—		361,832	1,013,943	141,570	9,227	(11)	1,855,880
Executive Vice President, Imaging and Optics	2007	299,712		10,000	(12)	316,935	771,548	169,650	12,589	(13)	1,580,434
	2006	253,212	(14)	25,000	(15)	152,437	533,943	179,516	5,521	(16)	1,149,629

C. Liam Goudge	2008	289,308		10,000	(12)	432,051	484,470	124,700	9,220	(17)	1,349,749
Senior Vice President and General Manager, Smart Imaging	2007	259,712		10,000	(12)	466,546	570,137	121,550	11,748	(18)	1,439,693
	2006	244,942		—		174,436	1,282,780	115,150	7,710	(19)	1,825,018

Scot A. Griffin (20)	2008	294,000		—		169,768	465,446	158,175	8,799	(21)	1,096,188
Former Executive Vice President, Micro-Electronics Technologies	2007	245,385		—		87,943	252,152	124,375	11,279	(22)	721,134

John Keating (23)	2008	233,312		15,000	(12)	48,147	182,559	100,450	9,118	(24)	588,586
Senior Vice President, Corporate Development and Former Interim Chief Financial Officer

Charles A. Webster	2008	234,529	(25)	—		224,173	547,192	174,000	224,937	(26)	1,404,831
Former Executive Vice President and Chief Financial Officer	2007	280,000		—		160,432	411,761	154,140	5,623	(27)	1,011,956
	2006	91,538	(28)	131,000	(29)	51,262	131,927	—	449	(30)	406,176

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 for stock awards, as determined pursuant to FAS 123(R), excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. These stock-based compensation expenses reflect stock awards granted in and prior to the year ended December 31, 2008. For the methodology of how the SFAS 123R amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 for option awards, as determined pursuant to FAS 123(R), excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. These stock-based compensation expenses reflect option awards granted in and prior to the year ended December 31, 2008. The assumptions used to calculate the value of option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009.
(3)

Mr. Nothhaft joined the Company as an employee and began serving as our Vice Chairman on April 25, 2008, currently serves as our Vice Chairman, President and Chief Executive Officer and has served on the Board of Directors since 2004. This amount represents a prorated portion of his annual base salary, which is $455,000, for the period from August 5, 2008 through

December 31, 2008, and base salary of $3,000 per month, for the period from April 25, 2008 through August 5, 2008, for serving as our Vice Chairman.
(4)	Represents life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Nothhaft.
(5)	Dr. McWilliams resigned his position as President and Chief Executive Officer in July 2008 and as Chief Strategy Officer on April 3, 2009.
(6)	Consists of $6,683 in 401(k) matching contributions by the Company for the benefit of Dr. McWilliams and $3,259 in life insurance and long-term disability premiums paid by the Company for the benefit of Dr. McWilliams.
(7)	Consists of $6,750 in 401(k) matching contributions by the Company for the benefit of Dr. McWilliams and $5,126 in life insurance and long-term disability premiums paid by the Company for the benefit of Dr. McWilliams.
(8)	Consists of $4,400 in 401(k) matching contributions by the Company for the benefit of Dr. McWilliams and $3,923 in life insurance and long-term disability premiums paid by the Company for the benefit of Dr. McWilliams.
(9)	Mr. Anthofer joined the Company on September 29, 2008 as our Executive Vice President and Chief Financial Officer. This amount represents a prorated portion of his annual base salary, which is $290,000.
(10)	Consists of $2,008 in 401(k) matching contributions by the Company for the benefit of Mr. Anthofer and $415 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(11)	Consists of $5,310 in 401(k) matching contributions by the Company for the benefit of Mr. Bereziuk and $3,917 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Bereziuk.
(12)	Represents a spot bonus paid to Messrs. Bereziuk, Goudge and Keating.
(13)	Consists of $6,750 in 401(k) matching contributions by the Company for the benefit of Mr. Bereziuk and $5,839 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Bereziuk.
(14)	Mr. Bereziuk joined us as our Executive Vice President, Product Division in March 2006. This amount represents a prorated portion of his annual base salary, which was $285,000.
(15)	Represents a sign-on bonus paid to Mr. Bereziuk.
(16)	Consists of $4,400 in 401(k) matching contributions by the Company for the benefit of Mr. Bereziuk and $1,121 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Bereziuk.
(17)	Consists of $6,922 in 401(k) matching contributions by the Company for the benefit of Mr. Goudge and $2,298 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Goudge.
(18)	Consists of $6,750 in 401(k) matching contributions by the Company for the benefit of Mr. Goudge and $4,998 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Goudge.
(19)	Consists of $4,400 in 401(k) matching contributions by the Company for the benefit of Mr. Goudge and $3,310 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Goudge.
(20)	Mr. Griffin became a named executive officer in 2007. Mr. Griffin resigned from his position as Executive Vice President, Micro-Electronic Technologies on April 3, 2009.
(21)	Consists of $6,684 in 401(k) matching contributions by the Company for the benefit of Mr. Griffin and $2,115 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Griffin.
(22)	Consists of $6,750 in 401(k) matching contributions by the Company for the benefit of Mr. Griffin and $4,529 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Griffin.
(23)	Mr. Keating served as our Interim Chief Financial Officer in September 2008.
(24)	Consists of $6,247 in 401(k) matching contributions by the Company for the benefit of Mr. Keating and $2,871 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Keating.
(25)	Mr. Webster resigned from his position as Executive Vice President and Chief Financial Officer in August 2008. This amount represents a prorated portion of his annual base salary, which was $290,000 as of his resignation.
(26)	Consists of $217,500 in severance payment and $4,685 in 401(k) matching contributions by the Company for the benefit of Mr. Webster and $2,752 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Webster.
(27)	Consists of $5,623 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Webster.
(28)	Mr. Webster joined us as our Executive Vice President and Chief Financial Officer in August 2006. This amount represents a prorated portion of his annual base salary, which was $280,000.
(29)	Represents a sign-on bonus paid to Mr. Webster.
(30)	Represents life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Webster.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2008 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Henry R. Nothhaft (5)	3/28/2008	—	455,000	682,500	—	—		—	16,415	(6)			—	359,981
	3/28/2008										21,887	(6)	21.93	229,796
	5/15/2008								1,898	(7)			—	37,486
	5/15/2008										3,797	(8)	19.75	36,187
	8/4/2008								40,000	(9)			—	755,600
	8/4/2008										375,000	(8)	18.89	3,458,700

Bruce M. McWilliams, Ph.D.	5/15/2008	—	455,000	682,500	—	35,000	(10)	—					—	691,250
	5/15/2008										125,000	(8)	19.75	1,191,288

Michael Anthofer	9/29/2008	—	174,000	261,000	—			—	25,000	(9)			—	372,750
	9/29/2008										150,000	(8)	14.91	1,222,620

Michael Bereziuk	5/15/2008	—	198,000	297,000	—	18,000		—					—	355,500
	5/15/2008										75,000	(8)	19.75	714,773
	11/25/2008										50,000	(8)	17.36	474,505

C. Liam Goudge	5/15/2008	—	145,000	232,000	—	12,000		—					—	237,000
	5/15/2008										45,000	(8)	19.75	428,864

Scot A. Griffin	5/15/2008	—	174,000	261,000	—	18,000	(10)	—					—	355,500
	5/15/2008										75,000	(8)	19.75	714,773
	11/25/2008										90,000	(8)	17.36	854,109

John Keating	5/15/2008	—	122,500	196,000	—	4,600		—					—	90,850
	5/15/2008										18,500	(8)	19.75	176,311
	3/12/2008										15,000	(8)	16.02	115,047
	6/25/2008										20,000	(8)	17.07	164,742
	11/25/2008										25,000	(8)	17.36	237,253

Charles A. Webster	5/15/2008	—	174,000	261,000	—	10,000	(10)	—					—	197,500
	5/15/2008										35,000	(8)	19.75	333,561

(1)	These awards were granted under the Company’s 2007 Performance Bonus Plan for Executive Officers and Key Employees, or the Management Bonus Plan, and are based on corporate performance objectives, including objectives relating to revenue and pro forma pre-tax operating income targets, as well as corporate strategic objectives, and in the case of executives other than the Chief Executive Officer and Chief Strategy Officer, certain individual performance objectives in addition to the corporate strategic objectives. Under the Management Bonus Plan, each executive officer is eligible for a bonus that will be equal to an amount ranging from 0% to the above-stated maximum percentage of base salary, based on the achievement of these criteria as assessed by the Compensation Committee. Portions of the amounts listed were earned and are reflected in the Summary Compensation Table above.
(2)	The restricted stock awards granted on May 15, 2008 under the 2003 Equity Plan (other than to Mr. Nothhaft) vest in accordance with the following schedule, to the extent the executive officer is employed with the Company on the vesting date: 25% of the shares subject to the award will vest after each of the four full fiscal years following the grant date of the award, with each 25% tranche vesting based upon achievement of certain performance objectives as established by the Compensation Committee. These awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Change in Control and Severance Agreements.”
(3)	The exercise price of all options granted in 2008 under the 2003 Equity Plan is equal to the closing sales price of our common stock on the date of grant.
(4)	The grant date fair value of the stock awards and options was determined in accordance with SFAS 123(R). The assumptions used to calculate the value of stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009.
(5)	Mr. Nothhaft joined the Company as an employee and began serving as our Vice Chairman on April 25, 2008, currently serves as our Vice Chairman, President and Chief Executive Officer and has served on the Board of Directors since 2004. The above information represents all restricted stock awarded and options granted to Mr. Nothhaft during 2008.
(6)	Restricted stock awarded and options granted on March 28, 2008 vested 1/6th at the end of each month for six months beginning April 28, 2008.

(7)	Restricted stock awarded to Mr. Nothhaft on May 15, 2008 vested 25% at the end of every three months for one year beginning May 15, 2008.
(8)	All options were granted under the 2003 Equity Plan, with an exercise price equal to fair market value, as determined in accordance with the terms of the 2003 Equity Plan, on the date of grant, and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Change in Control and Severance Agreements.” The stock options granted to Dr. McWilliams and Messrs. Nothhaft, Bereziuk, Griffin, Webster, Keating and Goudge will vest 1/48th monthly starting from the grant dates, to the extent the executive is employed with or retained as a consultant by the Company on the vesting date. Options granted to Mr. Anthofer will vest 25% on the first anniversary of the grant date and 1/48th monthly thereafter, to the extent he is employed with retained as a consultant by the Company on the vesting date.
(9)	Restricted stock awarded on August 4, 2008 and September 29, 2008 will vest 25% after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting date. These awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Change in Control and Severance Agreements.”
(10)	Upon the resignation of Mr. Webster in August 2008 and Mr. Griffin and Dr. McWilliams in April 2009, these stock awards were cancelled.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the named executive officers at December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Henry R. Nothhaft (4)	8,958	1,042		29.13	5/18/2015	40,949	486,474	—	—
	3,000	—		28.20	5/17/2016
	3,000	—		44.27	5/16/2017	—		—	—
	21,887	—		21.93	3/27/2018	—	—	—	—
	2,215	1,582		19.75	5/14/2018	—	—	—	—
	31,250	343,750		18.89	8/03/2018	—	—	—	—

Bruce M. McWilliams, Ph.D.	83,901	—		2.63	6/5/2010	15,500	184,140	35,000	415,800
	200,000	—		18.66	4/5/2014	—	—	—	—
	50,000	—		17.30	4/15/2014	—	—	—	—
	178,888	51,112	(5)	17.75	8/17/2014	—	—	—	—
	42,396	12,604		28.07	11/21/2015	—	—	—	—
	64,583	35,417		28.20	5/17/2016	—	—	—	—
	41,667	83,333		37.21	8/26/2017	—	—	—	—
	18,229	106,771		19.75	5/14/2018	—	—	—	—

Michael Anthofer	—	150,000	(6)	14.91	9/28/2018	25,000	297,000	—	—

Michael Bereziuk	106,250	43,750	(6)	32.93	2/2/2016	9,583	113,846	25,500	302,940
	21,667	18,333		34.78	10/9/2016	—	—	—	—
	13,333	26,667		37.21	8/26/2017	—	—	—	—
	10,938	64,062		19.75	5/14/2018	—	—	—	—
	1,042	48,958		17.36	11/24/2018	—	—	—	—

C. Liam Goudge	93,750	6,250	(6)	40.19	3/15/2015	9,468	112,480	27,000	320,760
	21,875	3,125		34.52	6/22/2015	—	—	—	—
	24,542	13,458		28.20	5/17/2016	—	—	—	—
	8,333	16,667		37.21	8/26/2017	—	—	—	—
	6,563	38,437		19.75	5/14/2018	—	—	—	—

Scot A. Griffin	1,293	—		17.30	4/15/2014	8,086	95,586	18,000	213,840
	28,438	4,062		34.52	6/22/2015	—	—	—	—
	5,000	7,083		28.20	5/17/2016	—	—	—	—
	20,000	40,000		37.21	8/26/2017	—	—	—	—
	10,938	64,062		19.75	5/14/2018	—	—	—	—
	1,875	88,125		17.36	11/24/2018	—	—	—	—

John Keating	833	—		17.30	4/15/2014	2,775	32,967	4,600	54,648
	15,750	2,250		34.52	6/22/2015	—	—	—	—
	5,812	3,187		28.20	5/17/2016	—	—	—	—
	3,333	6,667		37.21	8/26/2017	—	—	—	—
	2,813	12,187		16.02	3/11/2018	—	—	—	—
	2,698	15,802		19.75	5/14/2018	—	—	—	—
	2,500	17,500		17.07	6/24/2018	—	—	—	—
	521	24,479		17.36	11/24/2018	—	—	—	—

Charles A. Webster (7)	78,750	56,250	(8)	32.04	8/27/2016	11,750	139,590	—	—
	8,333	16,667	(8)	37.21	8/26/2017	—	—	—	—
	5,104	29,896	(8)	19.75	5/14/2018	—	—	—	—

(1)

All stock options have a ten year term from the grant date. Unless otherwise noted, all stock options vest 1/48th monthly starting from the grant dates, to the extent the executive is employed with or retained as a consultant by the Company on the vesting date. All stock options are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Change in Control and Severance Agreements.”

(2)	Unless otherwise noted, all stock awards (other than Equity Incentive Plan Awards) vest 25% after each of the four full fiscal years following the grant date of the award. All stock awards (including Equity Incentive Plan Awards) are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Change in Control and Severance Agreements.”
(3)	This value is based on the December 31, 2008 closing price of our common stock of $11.88.
(4)	Mr. Nothhaft joined the Company as an employee and began serving as our Vice Chairman on April 25, 2008, currently serves as our Vice Chairman, President and Chief Executive Officer and has served on the Board of Directors since 2004. The above information represents all unexercised stock options and unvested stock awards held by Mr. Nothhaft as of December 31, 2008.
(5)	Options granted on August 18, 2004 vest as follows: 1/3rd of total options granted on the third anniversary and 1/36th monthly for two years thereafter.
(6)	These stock options vest as follows: 25% of the total number of shares subject to the stock options vest on the first anniversary of the grant date and the remainder vest in equal monthly installments over the three year period thereafter.
(7)	Mr. Webster provides services to the Company pursuant to a consulting services agreement that expires on June 19, 2009.
(8)

Options granted on August 28, 2006 vested 25% of total options granted on the first anniversary, and 1/48th thereafter for three years beginning August 28, 2007 through June 19, 2009. Options granted on August 27, 2007 and May 15, 2008 vest 1/48th monthly starting from the grant dates through June 19, 2009.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of stock options exercised in 2008 and the value realized upon their exercise by the named executive officers, as well as the number of shares acquired on vesting of stock awards in 2008 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Henry R. Nothhaft	7,600	48,260	18,864	357,281
Bruce M. McWilliams, Ph.D.	100,000	3,826,611	6,500	135,905
Michael Anthofer	—	—	—	—
Michael Bereziuk	—	—	17,917	619,764
C. Liam Goudge	—	—	10,938	328,167
Scot A. Griffin	—	—	4,031	83,935
John Keating	834	17,538	1,075	23,295
Charles A. Webster	—	—	6,000	132,097

(1)	Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying shares at exercise.
(2)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

Change in Control and Severance Arrangements

Tessera provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated. In addition, Tessera provides enhanced severance benefits in the event that such a termination occurs within 18 months following a change in control. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time following certain qualifying terminations. Tessera also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of Tessera to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

Tessera extends change in control benefits because they are essential to help Tessera fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Tessera. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Tessera. In making the decision to extend the benefits, the compensation committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Severance Agreements

In April 2009, Tessera entered into severance agreements with each of the following named executive officers: Mr. Nothhaft, Mr. Anthofer, Mr. Bereziuk and Mr. Keating. The severance agreements provide that, in the event a named executive officer’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to 75% of the executive’s base salary (200% of base salary for the Chief Executive Officer);

•	continuation of health benefits for a period of 9 months following the date of termination (12 months for the Chief Executive Officer); and

•

9 months’ vesting credit for any outstanding stock awards (other than stock awards that vest based on the achievement of performance objectives) (12 months’ vesting credit for the Chief Executive Officer).

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of Tessera.

2009 Amended and Restated Change in Control Severance Agreements

In April 2009, Tessera entered into amended and restated change in control severance agreements, with each of the following named executive officers: Mr. Nothhaft, Mr. Anthofer, Mr. Bereziuk and Mr. Keating. The 2009 agreements superseded the 2008 change in control severance agreements for these named executive officers, the terms of which are described below.

Each of the change in control severance agreements has a three year term, which term may be renewed by the mutual agreement of the executive and Tessera. The change in control severance agreements provide that, in the event an executive’s employment is terminated by us without cause or the executive resigns for good reason within 18 months following a change in control, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•

a lump sum cash payment equal to a specified percentage of the executive’s base salary (300% of base salary for the Chief Executive Officer, 160% of base salary for each named executive officer with an executive vice president title and 150% of base salary for each named executive officer with a senior vice president title);

•	continuation of health benefits for a period of 12 months following the date of termination (24 months for the Chief Executive Officer); and

•	full vesting of any outstanding unvested stock awards.

The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by Tessera to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement. The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of Tessera.

2008 Change in Control Severance Agreements

In 2008, Tessera entered into an agreement with each of our named executive officers to provide for certain change in control severance benefits in the event that his employment is involuntarily or constructively terminated within 18 months following a change in control. The 2008 agreements have been superseded by new agreements described above except for the agreement with Mr. C. Liam Goudge. The 2008 change in control severance agreements provided that, in the event an executive’s employment is terminated by us without cause or the executive resigns for good reason within 18 months following a change in control, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to 12 months base salary (24 months’ base salary for the Chief Executive Officer and Chief Strategy Officer);

•

an amount equal to 50% of the executive’s maximum target bonus for the year in which the date of termination occurs (the Chief Executive Officer and Chief Strategy Officer will receive his full target bonus);

•	continuation of health benefits for a period of 12 months following the date of termination (24 months for the Chief Executive Officer and Chief Strategy Officer);

•	the vesting and/or exercisability of any outstanding unvested stock options (other than stock options that vest based on the achievement of performance objectives);

•

the vesting and/or exercisability of 50% of any outstanding unvested stock awards that do not provide for an exercise or purchase price at least equal to fair market value as of the date of grant shall be accelerated; and

•	the vesting and/or exercisability of 50% of any outstanding unvested portions of stock awards that vest based on the achievement of performance objectives shall be accelerated.

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of Tessera.

Defined Terms

For purposes of both the severance agreements and the 2009 and 2008 change in control severance agreements, “cause” means, generally executive’s gross negligence or willful misconduct in the performance of his duties where such gross negligence or willful misconduct has resulted or is likely to result in material damage to our company, the executive’s willful and habitual neglect of or failure to perform his duties if not cured within 30 days following notice of such neglect or failure, the executive’s commission of any act of fraud or dishonesty with respect to our company that causes harm to our company or is intended to result in substantial personal enrichment, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors if not cured within 30 days following notice of such failure, the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our company if not cured within 30 days following notice of such breach.

For purposes of both the severance agreements and the 2009 and 2008 change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of both the severance agreements and the 2009 and 2008 change in control severance agreements, “change in control” is generally defined as:

•

a merger or consolidation in which the company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or

•	the sale of all or substantially all of our assets.

Other Severance Arrangements

In September 2008, Mr. Webster resigned from the Company and upon executing a general release, was paid a bonus payment of $174,000 and severance benefit of $217,500. In addition, Mr. Webster is entitled to reimbursements of nine months of health coverage as well as continued vesting and exercisability of his stock options and two restricted stock awards until June 2009.

On April 3, 2009, Mr. Griffin resigned from the Company and entered into an Employment Transition and Consulting Agreement whereby he will continue to provide consulting services to the Company for a period of three months through July 2009. As a result of his resignation and after his consulting service period, Mr. Griffin will receive a cash lump sum severance payment of $247,500 and continued health insurance premiums for up to nine months or until he accepts employment with another employer providing comparable benefits. Upon termination of the consulting period, the vesting and exercisability of each of Mr. Griffin’s outstanding stock awards (other than those awards the vesting of which is performance-based) will be accelerated in an amount equal to the awards that would vest over the nine month period following the termination of the consulting period had Mr. Griffin remained continuously employed by the Company during such period.

2003 Equity Plan

We routinely grant our executive officers stock awards pursuant to our 2003 Equity Plan. For a description of the change in control provisions applicable to such stock awards under our 2003 Equity Plan, please see “Proposal 2 – Approval of a One Time Stock Option Exchange Program” above.

Potential Payments Upon Change in Control and Termination

The following table summarizes potential change in control and severance payments to each named executive officer in the event of a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 18 months following a change in control. The table assumes that the termination and change in control occurred on December 31, 2008. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $11.88, which represents the closing market price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2008, the last trading day of 2008.

We entered into amended change in control severance agreements and new severance agreements with certain of the named executive officers on April 3, 2009, as described above under “Change in Control and Severance Agreements.” The table below reflects the potential payments under the change in control severance agreements that were in effect as of December 31, 2008.

Name	Benefit Type	Payment in the Case of a Termination Other than for Cause or for Good Reason, if Within 18 Months Following a Change in Control ($)
Henry R. Nothhaft	Cash Payments	1,592,500	(1)
	Value of Stock Award Acceleration	243,217	(2)
	Health Benefits	25,882	(3)

Bruce M. McWilliams, Ph.D.	Cash Payments	1,592,500	(1)
	Value of Stock Award Acceleration	299,952	(2)
	Health Benefits	25,882	(3)

Michael Anthofer	Cash Payments	420,500	(1)
	Value of Stock Award Acceleration	148,488	(2)
	Health Benefits	18,530	(3)

Michael Bereziuk	Cash Payments	478,500	(1)
	Value of Stock Award Acceleration	208,380	(2)
	Health Benefits	12,941	(3)

C. Liam Goudge	Cash Payments	406,000	(1)
	Value of Stock Award Acceleration	216,606	(2)
	Health Benefits	17,661	(3)

Scot A. Griffin (4)	Cash Payments	420,500	(1)
	Value of Stock Award Acceleration	154,704	(2)
	Health Benefits	15,515	(3)

John Keating	Cash Payments	343,000	(1)
	Value of Stock Award Acceleration	43,805	(2)
	Health Benefits	18,587	(3)

(1)	All cash payments under the change in control severance agreements are payable in a lump sum. Includes 12 months’ base salary (24 months’ for our Chief Executive Officer and Chief Strategy Officer) plus 50% of each named executive officer’s maximum target bonus under our Management Bonus Plan for 2008 (with all performance goals under the Management Bonus Plan for such year deemed to be met at 100% of target) (100% of target bonus for our Chief Executive Officer and Chief Strategy Officer).
(2)	Represents the value of those stock awards that would vest based on the difference between the exercise or purchase price, if any, and $11.88, which was the closing price of our common stock on December 31, 2008.
(3)	Represents the cost of 12 months of continued health coverage (24 months for our Chief Executive Officer and Chief Strategy Officer).
(4)	On April 3, 2009, the Company and Mr. Griffin entered into a separation agreement, the material terms of which are described above under “Change in Control and Severance Agreements.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2008, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Consulting and Employment Arrangements

Until April 3, 2009, Al S. Joseph, Ph.D., a member of our Board of Directors, was engaged as a part-time employee of the Company to provide business development and strategic planning advice and assistance relating to government research and development contracts and semiconductor and wireless opportunities. Dr. Joseph received an annual salary of $150,000.

Henry R. Nothhaft, a member of our Board of Directors since 2004, has served as an executive officer and employee of the Company beginning on April 25, 2008. Pursuant to an employment agreement between Mr. Nothhaft and the Company, Mr. Nothhaft was paid $3,000 per month for his service as Vice Chairman from April 25, 2008 through August 6, 2008. On August 6, 2008, Mr. Nothhaft became our Vice Chairman, President and Chief Executive Officer and receives an annual salary of $455,000. Additional information about Mr. Nothhaft’s compensation can be found in the Compensation of Executive Officers section above.

In connection with the resignation of Dr. Bruce M. McWilliams on April 3, 2009, Dr. McWilliams and the Company entered into a consulting agreement. Pursuant to the consulting agreement, Dr. McWilliams agreed to provide strategic advice to the Company for consulting fees of $120,000 per year. The agreement has a one year term and may be renewed by mutual consent.

We have entered into severance agreements and change in control severance agreements with our named executive officers and senior management. See “Compensation of Executive Officers—Change in Control and Severance Arrangements.”

Procedures for Approval of Related Person Transactions

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s General Counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director and each nominee to become a director, (ii) each named executive officer, (iii) all directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of March 9, 2009.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options or warrants held by the person or entity that are exercisable within 60 days of March 9, 2009, but excludes common stock underlying options or warrants held by any other person or entity. Percentage of beneficial ownership is based on 48,590,566 shares of common stock outstanding as of March 9, 2009.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total Class
Executive Officers, Directors and Nominees
Henry R. Nothhaft (1)	188,136	* %
Bruce M. McWilliams, Ph.D. (2)	845,428	1.7
Michael Anthofer	25,000	*
Michael Bereziuk (3)	193,872	*
Bernard J. Cassidy	20,000	*
C. Liam Goudge (4)	185,107	*
Scot A. Griffin (5)	116,545	*
John Keating (6)	52,530	*
Charles A. Webster (7)	121,187	*
Robert J. Boehlke (8)	52,550	*
Nicholas E. Brathwaite	13,797	*
John B. Goodrich (9)	32,802	*
Al S. Joseph, Ph.D. (10)	156,250	*
David C. Nagel, Ph.D. (11)	61,925	*
Robert A. Young Ph.D. (12)	622,410	1.3%
All current executive officers, directors and nominees to become a director as a group (eleven persons) (13)	2,212,170	4.4%
5% Stockholders
Adage Capital Partners, L.P. (14)	4,631,500	9.5%
Brookside Capital Partners Fund, L.P. (15)	4,112,072	8.5%
Goldman Sachs Asset Management, L.P. / GS Investment Strategies LLC (16)	3,032,598	6.2%
FMR LLC (17)	2,410,024	5.0%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 111,473 shares issuable upon exercise of outstanding options held by Mr. Nothhaft, exercisable within 60 days of March 9, 2009.
(2)	Includes 738,971 shares issuable upon exercise of outstanding options held by Dr. McWilliams, exercisable within 60 days of March 9, 2009.
(3)	Includes 182,812 shares issuable upon exercise of outstanding options held by Mr. Bereziuk, exercisable within 60 days of March 9, 2009.
(4)	Includes 172,396 shares issuable upon exercise of outstanding options held by Mr. Goudge, exercisable within 60 days of March 9, 2009.
(5)	Includes 90,668 shares issuable upon exercise of outstanding options held by Mr. Griffin, former Executive Vice President, Micro-Electronics of the Company, exercisable within 60 days of March 9, 2009.
(6)	Includes 43,885 shares issuable upon exercise of outstanding options held by Mr. Keating, exercisable within 60 days of March 9, 2009.

(7)	Includes 108,437 shares issuable upon exercise of outstanding options held by Mr. Webster, former Executive Vice President and Chief Financial Officer of the Company, exercisable within 60 days of March 9, 2009.
(8)	Includes 22,753 shares issuable upon exercise of outstanding options held by Mr. Boehlke, exercisable within 60 days of March 9, 2009.
(9)	Includes 29,005 shares issuable upon exercise of outstanding options held by Mr. Goodrich, exercisable within 60 days of March 9, 2009. 3,197 shares are held by Morgan Stanley DW, Inc. as custodian for the benefit of Mr. Goodrich.
(10)	Includes 120,000 shares issuable upon exercise of outstanding options held by Dr. Joseph, exercisable within 60 days of March 9, 2009.
(11)	Includes 52,128 shares issuable upon exercise of outstanding options held by Dr. Nagel, exercisable within 60 days of March 9, 2009.
(12)	Includes 32,753 shares issuable upon exercise of outstanding options held by Dr. Young, exercisable within 60 days of March 9, 2009.
(13)	Includes 1,289,895 shares issuable upon exercise of outstanding options held by current executive officers, directors and nominee to become directors as a group, exercisable within 60 days of March 9, 2009.
(14)	Adage Capital Partners GP, L.L.C., is the general partner of Adage Capital Partners, L.P.; Adage Capital Advisors, L.L.C. is the managing member of Adage Capital Partners GP, L.L.C.; and Robert Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C. Each of the persons and entities named above may be deemed to beneficially own the shares beneficially owned by Adage Capital Partners, L.P. The address for Adage Capital Partners, L.P., is 200 Clarendon Street, 2nd Floor, Boston, MA 02116. The information in this table is based solely on information contained in Schedule 13G/A filed with the SEC on February 17, 2009 by Adage Capital Partners, L.P.
(15)	Brookside Capital Investors, L.P. is the sole general partner of Brookside Capital Partners Fund, L.P.; Brookside Capital Management, LLC is the sole general partner of Brookside Capital Investors, L.P.; and Mr. Domenic J. Ferrante is the sole managing member of Brookside Capital Management, LLC. The address for Brookside Capital Partners Fund, L.P., is 111 Huntington Avenue, Boston, MA 02199. The information in this table is based solely on information contained in Schedule 13G/A filed with the SEC on February 17, 2009 by Brookside Capital Partners Fund, L.P.
(16)	Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, “Goldman Sachs”), each is an investment advisor and disclaims beneficial ownership of any securities managed on its behalf by third parties. The address for Goldman Sachs is 32 Old Slip, New York, NY 10005. The information in this table is based solely on information contained in Schedule 13G/A filed with the SEC on February 9, 2009 by Goldman Sachs Asset Management, L.P.
(17)	Includes 1,739,224 shares beneficially held by Fidelity Management & Research (“Fidelity”), an investment advisor and wholly owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds each has sole power to dispose of the 1,739,224 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, MA, 02109, an indirect wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 665,271 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of

Pyramis Global Advisors Trust Company, each has sole dispositive power over 665,271 shares and sole power to vote or to direct the voting of 618,671 shares owned by the institutional accounts managed by PGATC described above.

The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. The information in this table is based solely on information contained in Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC.

EQUITY COMPENSATION PLAN INFORMATION

We have five equity compensation plans that have been approved by our stockholders: the Fourth Amended and Restated 2003 Equity Incentive Plan, the 1999 Stock Plan, the Amended and Restated 1996 Stock Plan, the 1991 Stock Option Plan, and the 2003 Employee Stock Purchase Plan. We have two equity compensation plans that have not been approved by our stockholders: the Equity Incentive Plan for New Israeli Employees and the International Employee Stock Purchase Plan. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2008:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,778,855	24.25	3,528,068	(1)
Equity compensation plans not approved by security holders	—	—	200,000	(2)
Total	6,778,855	24.25	3,728,068

(1)	Includes 2,903,580 shares remaining available for future issuance under the 2003 Equity Plan and 624,488 shares remaining available for future issuance under the Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2008. The Company initially reserved 200,000 shares of common stock for issuance for the ESPP. The reserve will automatically increase on the first day of each fiscal year during the term of the ESPP by an amount equal to the lesser of (i) 200,000 shares, (ii) 1.0% of the Company’s outstanding shares on such date, or, (iii) a lesser amount as determined by the Board of Directors.
(2)	Represents shares remaining available for future issuance under the International Employee Stock Purchase Plan as of December 31, 2008.

Description of Equity Incentive Plan for New Israeli Employees

Our Board of Directors adopted the Equity Incentive Plan for New Israeli Employees (the “Israeli Plan”) in December 2005. A total of 100,000 shares of our common stock may be issued pursuant to restricted stock awards granted under the Israeli Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the Israeli Plan may again be granted under the Israeli Plan. The Israeli Plan may generally be administered by our Board of Directors or a committee appointed by the Board (the Board or any such committee, the “Committee”). The Israeli Plan is currently being administered by the Compensation Committee of our Board of Directors. Subject to any retention of authority by our Board of Directors, the Committee may make any determinations deemed necessary or advisable for the Israeli Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders. Awards under the Israeli Plan are intended to be stand-alone inducement awards pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). Only newly hired employees who are residents of Israel and who have not previously been an employee or director of our company or an affiliate, or following a bona fide period of non-employment by us or an affiliate, are eligible to participate in the Israeli Plan. The Israeli Plan provides that the Committee may grant or issue restricted stock awards. Restricted stock awards granted under the Israeli Plan will be granted on the same terms and conditions as restricted stock awards under our 2003 Equity Plan. Restricted stock awards granted under the Israeli Plan may generally not be sold, pledged, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. In the event of a change in control, restricted stock awards granted under the Israeli Plan will be treated in the same manner as restricted stock awards under our 2003 Equity Plan. The Committee may amend, suspend or terminate the Israeli Plan at any time, subject to stockholder approval of any such action to the extent necessary to comply with any applicable laws, regulations or rules. Unless terminated earlier, the Israeli Plan shall terminate in December 2015.

Description of International Employee Stock Purchase Plan

Our Board of Directors adopted the International Employee Stock Purchase Plan (the “IESPP”) in June 2008. A total of 200,000 shares of our common stock may be issued pursuant to stock purchase granted under the IESPP. The IESPP is designed to allow eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions. The IESPP may generally be administered by the Compensation Committee of our Board. The Compensation Committee may delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise. The Committee may interpret the IESPP and the terms of the options and to adopt such rules for the administration, interpretation and application of the IESPP as are consistent with the provision of the IESPP. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders. Awards under the IESPP are intended to be stand-alone inducement awards pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). Any employees who own less than 5% of the Company’s voting stock, are scheduled to work more than 20 hours per week and whose customary employment is for more than five months in any calendar year are eligible to participant in the IESPP. Eligible employees may enroll at each semi-annual enrollment period for a series of consecutive, overlapping 24-month offering periods through their payroll deductions. Participants may contribute up to 20% of their cash earnings to purchase stock at each of the semi-annual purchase dates at 85% of the market value per share on the participant’s initial offering period enrollment date, or, 85% of the market value on the purchase date, whichever is less. The number of shares available for purchase under the IESPP is limited to $25,000 of the market value of such shares per calendar year for each calendar year of an offering. The IESPP will be treated in the same manner as stock awards under our 2003 Employee Stock Purchase Plan. The Committee may amend, suspend or terminate the IESPP at any time, subject to stockholder approval of any such action to the extent necessary to comply with any applicable laws, regulations or rules. Unless terminated earlier, the IESPP shall terminate in June 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2008, except that one Form 4 was filed late for Robert J. Boehlke with respect to Mr. Boehlke’s purchase of common stock on February 6, 2008.

The following Compensation Committee Report and Audit Committee Report are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Compensation Committee Report and Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

March 11, 2009

COMPENSATION COMMITTEE

ROBERT J. BOEHLKE., CHAIRMAN

NICHOLAS E. BRATHWAITE

DAVID C. NAGEL, PH.D.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.tessera.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm’s qualifications and independence, and the performance of the Company’s internal audit function and the Independent Registered Public Accounting Firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2008 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2009.

March 11, 2009

AUDIT COMMITTEE

ROBERT A. YOUNG, PH.D., CHAIRMAN

ROBERT J. BOEHLKE

JOHN B. GOODRICH

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, annual report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice, annual report on Form 10-K and proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Notice, annual report on form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations who will promptly deliver the requested copy.

Registered stockholders who have not consented to householding will continue to receive copies of Notice, annual reports on Form 10-K and proxy materials, as applicable for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting our transfer agent, Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report for the fiscal year ended December 31, 2008. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, are available free of charge on our website at www.tessera.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to ir@tessera.com. Please include your contact information with the request.

By Order of the Board of Directors

TESSERA TECHNOLOGIES, INC.

Sincerely,

BERNARD J. CASSIDY Secretary

San Jose, California

April [    ], 2009

TESSERA TECHNOLOGIES, INC. 3025 ORCHARD PARKWAY SAN JOSE, CA 95134

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M12838 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TESSERA TECHNOLOGIES, INC. For Withhold For All All All Except The Board of Directors recommends a vote “FOR” all nominees listed and “FOR” Proposals 2 and 3.

Vote On Directors 1. Election of Directors Nominees:

01) Robert J. Boehlke 05) Bruce M. McWilliams, Ph.D. 02) Nicholas E. Brathwaite 06) David C. Nagel, Ph.D. 03) John B. Goodrich 07) Henry R. Nothhaft 04) Al S. Joseph, Ph.D. 08) Robert A. Young, Ph.D.

Vote On Proposals

2. To approve a one-time stock option exchange program.

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2009.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

Please indicate if you plan to attend this meeting.Yes No

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2008 Annual Report are available at www.proxyvote.com.

M12839

TESSERA TECHNOLOGIES, INC.

Notice of 2009 Annual Meeting of Stockholders

3025 Orchard Parkway

San Jose, CA 95134

P: (408) 321-6000

Proxy Solicited by Board of Directors for Annual Meeting – May 19, 2009, 2:30 PM PST

Bernard J. Cassidy is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Tessera Technologies, Inc. to be held on May 19, 2009 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy will have the authority to vote FOR Proposals 1 through 3.

In its discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.